UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 11, 2011

RESOURCE ACQUISITION GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53244	13-1869744
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2770 S. Maryland Pkwy, Ste 314, Las Vegas, Nevada 89109
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (702) 731-3535.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This current report on Form 8-K is being filed by Resource Acquisition Group, Inc. (“we,” “us” or the “Company”) in connection with the acquisition of a new business, which closed on February 11, 2011, through which we acquired 100% of the stock of American Retail Group, Inc. which owns 100% of the stock of TOO “SM Market Retail,” a limited liability company organized under the laws of Kazakhstan which operates a chain of supermarkets in Kazakhstan. We refer to the transaction through which we acquired American Retail Group, Inc. as the “Reverse Acquisition.”

This Current Report describes the Reverse Acquisition, the business of TOO “SM Market Retail,” and other important aspects of the Company, its structure and business.

Through the Reverse Acquisition, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Use of Defined Terms

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "tenge" are to the Kazakhstani tenge. According to the currency exchange website www.xe.com, on February 11, 2011, $1.00 was equivalent to 146.35 tenge.

References in this report to “Kazakhstan” are to the Republic of Kazakhstan.

References to “ARG” are to American Retail Group, Inc., a Nevada corporation that we control.

References to “SM Market” are to TOO “SM Market Retail,” a Kazakhstan limited liability company that we own.

Unless otherwise specified or required by context, references to “we,” “our” and “us” refer collectively to (i) Resource Acquisition Group, Inc., (ii) ARG and (ii) SM Market.

References to the “closing date” or the “closing,” unless otherwise specified or required by context, are to February 11, 2011, the date on which the transactions described in this report were consummated.

References to the “Bulletin Board,” or the “OTC Bulletin Board” are to the Over-the-Counter Bulletin Board, a securities quotation service, which is accessible at the website www.otcbb.com.

Item 1.01  Entry into a Material Definitive Agreement

Share Exchange Agreement

On February 11, 2011, we entered into a Share Exchange Agreement with ARG and all of the stockholders of ARG (the “ARG Stockholders”).  Pursuant to the Share Exchange Agreement, on February 11, 2011, the ARG Stockholders transferred 100% of the outstanding shares of common stock of ARG held by them, in exchange for an aggregate of 20,000,000 newly issued shares of our Common Stock. The shares of our Common Stock acquired by the ARG Stockholders constitute approximately 96.1% of our issued and outstanding Common Stock after giving effect to the share exchange.

The Share Exchange Agreement contains representations and warranties by us, ARG and the ARG Stockholders which are customary for transactions of this type such as, with respect to Resource Acquisition Group, Inc.: organization, good standing and qualification to do business; capitalization; subsidiaries, authorization and enforceability of the transaction and transaction documents; financial condition; valid issuance of stock, consents being obtained or not required to consummate the transaction; litigation; compliance with securities laws; the filing of required tax returns; and no brokers used, and with respect to ARG:  authorization, capitalization, and title to ARG securities being exchanged.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement which is included as Exhibit 2.1 of this Current Report and is incorporated by reference herein.

Item 2.01  Completion of Acquisition or Disposition of Assets.

As a result of the share exchange described above, we became the parent company of ARG which owns 100% of SM Market. The acquisition of ARG was accounted for as a reverse acquisition. ARG is considered the acquirer for accounting and financial reporting purposes.

SM Market owns and operates supermarkets and other retail stores in Kazakhstan. As a result of the Reverse Acquisition, we are now engaged in that business and have therefore ceased to be a shell company.

This section 2.01 describes SM Market’s business.

Our Corporate Structure

Our current corporate structure is set forth in the diagram below.

Organizational History of Resource Acquisition Group, Inc.

Resource Acquisition Group, Inc. was incorporated in New York on January 27, 1934.  Until August 25, 2004 we were a closed-end managed investment company which, until 2003, invested solely in tax exempt municipal and state issued securities. At that time, we had assets of approximately $15,700,000.

At a special shareholders’ meeting called on December 17, 2003, our shareholders voted: (1) to cease operations as an investment company, to sell our assets and distribute the net proceeds, and (2) to continue our corporate existence while looking for a party to purchase control and/or merge with us.  We distributed $13.19 per share to our shareholders of record as of January 30, 2004 on February 6, 2004.

On March 30, 2005, we entered into a share acquisition and exchange agreement with SGK Nanostructures, Inc. (“SGK”), a New York corporation incorporated on September 18, 2003, and the shareholders of SGK.  As a result of this transaction, SGK shareholders received shares totaling 95% of our outstanding common stock and we increased our authorized shares from 3,500,000 to 50,000,000 shares, up to 40,000,000 of which were common stock, having a par value of $0.0001 per share and up to 10,000,000 of which were preferred stock having a par value of $0.001 per share, issuable in one or more series.  In conjunction with the transaction our management and Board of Directors resigned after appointing management of SGK Nanostructures, Inc.

On August 18, 2009, the holder of shares representing 64.49% of our common stock took action by written consent to change our name to Resource Acquisition Group, Inc.

On October 26, 2009, the Company and SGK and a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Agreement”). The Agreement was executed to further the Company’s plan to spin-off its corporate assets as described in the Company’s Definitive Schedule 14C filed with the SEC on September 2, 2009 (the “Information Statement”).

On October 27, 2009, we entered into an Agreement and Plan of Merger with Resource Acquisition Group, Inc., (“Resource Acquisition”) a Nevada corporation and wholly owned subsidiary of the Company, whereby we merged with and into Resource Acquisition and Resource Acquisition was the surviving corporation.  Pursuant to the Merger Agreement, Resource Acquisition acquired all of the assets and assumed all of our liabilities and obligations.  The shareholders of the Company received one (1) common share of Resource Acquisition for every two (200) hundred of our shares of common stock. The Merger Agreement was executed to further the Company’s plan to re-domesticate its corporate existence from New York to Nevada as described in the Information Statement.

Organizational History of American Retail Group, Inc.

American Retail Group, Inc. (“ARG”) was incorporated in the State of Nevada on February 16, 2010 as a holding company for SM Market. Effective March 10, 2010, ARG consummated transactions under a share exchange agreement with members of SM Market whereby ARG acquired all of the outstanding share capital of SM Market in exchange for issuance of 12,000,000 shares of its common stock.

Organizational History of TOO “SM Market Retail”

The founder of SM Market, Ms. Farida Yazdigani started the business in 1999 with the opening of her first store in Almaty. By 2007 the business grew to seven stores which became SM Market. SM Market was formally organized on January 30, 2007 as a limited liability company under the laws of Kazakhstan.

In March 2008, SM Market entered into a preliminary asset purchase agreement with TOO “GROS – Set’ Supermarketov” (“GROS”) whereby contingent upon completion of due diligence, SM Market agreed to purchase from GROS substantially all of its assets consisting of 44 stores operated pursuant to respective leases under the “GROS” trademark in Kazakhstan, equipment, inventory, customer lists and supplier agreements for a total purchase price of $150 million. In March 2009, the parties entered into a definitive asset purchase agreement whereby the number of stores acquired by SM Market was decreased to 40 and the total purchase price was decreased to $100 million to be paid in installments by December 30, 2009. SM Market paid $60 million by December 31, 2008 at which time GROS transferred control over all of its assets to SM Market. The balance of $40 million was paid by the end of 2009. As a result of the acquisition of GROS, SM Market owned and operated a total of 50 stores. In 2009 and 2010, 24 stores that did not meet SM Market’s high operational standards were closed, and nine new stores were opened, resulting in its current level of 35 stores throughout 8 markets in Kazakhstan.

Our Business

Overview

We are one of the leading chains of supermarkets in the Republic of Kazakhstan that currently operates 35 stores under the “SM Market” brand name. Twenty-three of our supermarkets are located in Almaty, the largest city in Kazakhstan and its commercial center, while the remaining supermarkets are located in seven major districts throughout the country.  Our supermarkets sell a broad selection of merchandise including groceries, fresh food, alcoholic beverages and non-food items. We currently have one distribution center servicing our stores.

Business Strategy

Over the last decade, the popularity of supermarkets in Kazakhstan has continued to grow as more people choose to shop in retail outlets rather than traditional open air bazaars.  In order to capitalize on this trend, the key elements of our growth strategy include the following elements:

●
Increase our market share in our home market of Almaty, while continuing to expand our national presence by opening outlets in regions throughout the country, including Astana, the capital of Kazakhstan.

●	Expand internationally through the acquisition of other stores, shops and retail chains in Russia and Ukraine.

●	Present a standardized and consistent look to the brand across all locations by re-modeling and re-branding all acquired Gros locations under the SM Market name.

●	Expand our “private label” operation to increase the number of private label products offered as well as the percentage of sales derived from the sale of private label products.

●	Broaden the assortment of imported goods offered to our customers, with the goal of making European goods available and affordable to our customers in Kazakhstan

Our Stores and Merchandise

Our stores are spread throughout Kazakhstan with a concentration in the city of Almaty. Our stores are operated in three basic formats: 1) supermarkets, 2) discount stores, and 3) corner stores.  Since we have a diverse customer base, both in terms of income levels and purchasing patterns, we have established these formats which are differentiated by location, size, target customers, types of merchandise and operating style.  We believe that operating a variety of store formats is among our key strengths that will set us apart from our competitors.

We currently operate 35 stores including 26 supermarkets, 6 discount stores and 3 corner stores. We believe that the development of a broad array of store formats allows us to take advantage of growth trends in retailing.  Below is an overview of the key distinguishing features of each of our store formats.

Supermarkets

●	The products offered include both food and non-food items. Supermarkets serve customers living in a close proximity to the store who come for everyday shopping needs.

●	The total number of items offered ranges from 12,000 to 15,000.

●	Non-food products account for 15% to 40% of the total number of products offered

●	Floor space ranges from as small as 1,000 m2 to 5,000 m2

●	Gross margins typically range from 20% to 25%

●	Site selection criteria include the following:

o
top priority is given to large shopping centers in locations with well-developed infrastructure, including amenities such as children's playgrounds, movie theatres, food courts, and entertainment centers.

o	convenient parking and close proximity to highways are also important criteria.

Our supermarkets carry merchandise divided into four major categories: grocery, fresh food, alcoholic beverages and non-food items. Additionally, our supermarkets carry hot dishes such as kebabs, pizza and hamburgers and may have an on-site bakery and sweet confection production.

Grocery items include:

▪	Prepared or packaged foods, including canned foods, packaged pasta products, wheat powder, and crackers and chips;
▪	Deli products such as salami, sausages, processed meats and cheese sold at deli counters;
▪	Bottled water and soft drinks;
▪	Cigarettes; and
▪	Certain non-food items such as cleaning products, cosmetics, and disposable razors.

Fresh food items include:

▪	Fresh raw meat, which we cut and package;
▪	Fresh seafood;
▪	Fresh bakery items, including breads, buns, pastries, and other self-prepared foods; and
▪	Fresh milk, yogurt, and eggs.

Alcoholic beverages include:

▪	Beer;
▪	Wine; and
▪	Vodka and other hard liquors.

Non-food items include all non-food items, except cleaning and cosmetic items included in grocery; specifically:

▪	Bedding;
▪	Small electronics and household use items like irons, electric shavers, hair dryers, massage machines; and
▪	Office supplies, toys, and other items.

Our historical rate for loss due to theft, spoilage and breakage has been approximately 0.4% of total revenue. Based on our managements’ experience, we believe the industry average for such loss is approximately 1.2%.

Discount Stores

●
Approximately 4,000 to 8,000 items offered. Discount stores carry the same items as supermarkets with the exception of hot dishes, freshly baked products, deli and fresh meat/seafood counters (only self-service). These stores serve customers coming for weekly shopping who do not necessarily live nearby.

●	Floor space is not more than 2,000 m2, allowing for the use of shelf stand equipment of mixed types (i.e. warehousing and regular) and medium sized or larger refrigeration equipment.

●	Discount stores are accessible by car and are usually located at the intersections of main streets or transportation routes.

●	Prices are equal to or lower than those at open markets.

●	Gross margins average 10% to 15%.

●	Convenient parking is an important criterion.

Corner Stores

●
Approximately 5,000 items are offered. Corner stores carry same items as supermarkets with the exception of non-food products. The stores do not have a hot shop and bakery. These are neighborhood stores that are accessible by foot.  They are located in residential communities of the city and typically placed on the ground floors of apartment buildings.  Corner stores are designed for consumers that live within walking distance from the store.

●	Floor space ranges from 300 m2 to 800 m2

●	Pricing policy – not lower than supermarket pricing, but can be higher depending on local competitors.

●	Gross margins typically range from 20% to 25%

●	This format is designed for locations where the population ranges from 1,500 to 5,000 people. Since the stores are accessible by foot, convenient parking is not important.

In addition to our existing store formats, we are currently in the process of opening our first hypermarket in Almaty which is scheduled to be completed in the first half of 2011. Its projected floor space is approximately 4,000 m2 with 30,000 to 40,000 items offered to customers. Although similar to the concept of supermarkets, a hypermarket carries a much wider assortment of non-food products under the same roof. This includes among others, clothing, electronics and appliances. The store will be located outside of the city’s downtown area but will have a good access to main roads and a considerably larger parking space.

Merchandise Mix

The table below sets forth our total revenues for our sales of grocery, fresh food, alcoholic beverages and non-food items for the years ended December 31, 2008 and 2009.

	Percentage of Store sales for the Year Ended December 31,
	2008	2009
Grocery	27.6%	27.1%
Fresh food	42.9%	37.6%
Alcoholic beverages	18.1%	19.9%
Non-food items	11.4%	15.4%

Private Label

Some of the merchandise we sell in our supermarkets is made to our specifications by manufacturers, using our SM Market brand name. We refer to such merchandise as “private label” merchandise. With private label merchandise, we entrust the manufacturer to make the product and to select the name and design. Under our agreements with the private label manufacturers, the private label manufacturers cannot sell the product to any other company. Average profit margins from private label products typically exceed profit margins for other grocery items by at least 10%.

Sales of private label merchandise represented approximately 8.0% and  3.0% of our total sales revenue for 2009 and 2008, respectively. The number of items currently sold under our own brands is approximately 100 items in 5 categories including pasta, wheat flower, mineral water, canned food and pastry. We plan to expand our private label program to new categories such as sunflower oil, tomato paste and others and to increase the proportion of private label merchandise sold over the next several quarters. Our goal is to increase private label sales to 20% of our total revenues.

Non-Product Revenue

In addition to sales generated from the sale of products in our stores, we generate revenue from certain services that we provide to our suppliers and vendors.  These services include:

●	Providing floor space to a supplier for theme exhibition of its products in a form of brand-named stands, pallets or refrigerated stands.

●	Inclusion of a supplier’s products in our bi-weekly advertising circular.

●	Renting shelf space for a supplier’s products (payment is contingent on achievement of certain sales targets for such products).

●	Providing transportation services to deliver a supplier’s goods to regions outside Almaty.

Sales of non-product revenue represented approximately 4.7% and 3.6% during the fiscal years ended December 31, 2009 and 2008, respectively.

Our Distribution Centers

We currently distribute grocery products to our supermarkets from our distribution center located at 85 Pavlodarskaya Street in Almaty.  This location is approximately 5-15 km away from our stores.  The distribution center is comprised of approximately 3,000 m2 in regular storehouse space and 600 m2 of food freezers.  We have 15 people employed in our distribution center. Our own auto transport is used for the delivery of goods throughout Kazakhstan.

Locations

We currently have 35 stores in operation, including three supermarkets that were opened during the first six months of 2010, occupying an area of nearly 60,000 m2 throughout Kazakhstan. The table below summarizes the size and format of our stores currently in operation.

№	Name	Date Opened	Format	Space m2

1	Taraz "SM Discount" Damdes	July 2009	Discount store	1,283.7
2	Uralsk SM Market TRK "Promenade"	March 2009	Supermarket	1,233
3	Uralsk SM Market TRK "Atrium"	March 2009	Supermarket	1,764
4	Temirtau SM Market	October 2009	Supermarket	1,490
5	Karaganda SM Market "Alem"	November 2009	Supermarket	2,086.1
6	SM Discount Mametovoy/Seyfulina	April 2009	Discount store	1,857.9
7	SM Market "Tole Bi"	May 2010	Supermarket	2,228
8	SM Market Domillion	December 2008	Supermarket	2,695
9	SM Market Masanchi/Makataeva	August 2009	Supermarket	1,795.7
10	SM Discount at Navoi	June 2008	Discount store	333
11	SM Market AKSAY 5 (Zhubanova)	November 2009	Supermarket	1,378
12	TZ “Prime Plaza	May 2010	Supermarket
13	SM Discount Issyk	December 2008	Discount store	1,520
14	Astana SM Market "Asia Park"	January 2010	Supermarket	3,317
15	Kostanay SM Market KFZ	October 2007	Supermarket	1,245
16	SM Market Makataeva	April 2006	Supermarket	1,630
17	SM Market Dostyk	July 2004	Corner store	824.1
18	SM Market Shalyapina	August 2006	Supermarket	3,165
19	SM Market Gagarina	July 2004	Corner store	592.2
20	SM Market Dzhandosova	March 2007	Supermarket	1,810.3
21	SM Discount Pavlodarskaya	October 2005	Discount store	1,425.1
22	SM Market Maxima	April 2007	Supermarket	5,108.8
23	SM Discount Vinogradova	November 2004	Discount store	2,177.5
24	Chimkent SM Market "Hyper House"	February 2006	Supermarket	1,675.6
25	Taraz SM Market at Pushkina	April 2006	Supermarket	1,609.7
26	SM Market "Promenade"	January 2008	Supermarket	1,263.7
27	SM Market "Koktem"	October 2005	Supermarket	1,920.6
28	SM Market Оrbita 3	August 2006	Supermarket	2,587.2
29	SM Market "Tumar"	April 2007	Supermarket	2,422
30	SM Market Aksay 3	January 2008	Corner store	387.4
31	Astana SM Market Kruglaya Ploshad	January 2007	Supermarket	1,885.1
32	Astana SM Market "Kaskad"	April 2008	Supermarket	1,629.5
33	Chimkent 2 Supermarket	June 2008	Supermarket	1,176
34	Astana 1 Supermarket	January 2008	Supermarket	1,916.2
35	Voentorg Supermarket	August 2005	Supermarket	1,000

Our Equipment

The equipment we use in operating our business includes standard equipment for our industry, such as display cases, freezers and ovens, delivery trucks, and the computer hardware and software used in our electronic information, inventory and logistics system. All of our equipment is owned by us and was acquired by cash purchases.

Advertising and Publicity

We advertise in many ways, including direct-marketing circulars (bi-weekly, weekly and 3 days on weekends), local newspaper advertisements, outdoor advertising and general promotions such as discount programs and prizes.

Our marketing and advertising activities are conducted by our marketing department, which has five employees. The department’s responsibility covers a wide range of issues, including sales promotion, and design of advertising materials. They are also engaged in market and price investigation. We base our advertising on our analysis and observations of the market and our competitors. The head of the marketing department works closely with the purchasing department in determining purchasing and sales patterns.

Under contracts we have with our suppliers, our suppliers are responsible for the costs of most of the discounts and promotions.

Customers and Pricing

Our pricing strategy is to offer merchandise of a quality comparable to that of our competitors and at a competitive price. All customers pay the same price for our merchandise. Payment methods for customers include cash and bank cards.

In recent years, the pricing of our merchandise has changed as the price of our supplies has changed. For example, the price of imported products, primarily including wine, beer and liquor, has changed as the Kazakhstani tenge exchange rate has changed. We do not believe any price changes have had a significant effect on our business to date.

Our marketing department periodically monitors prices at competitor stores. Such monitoring is done on a weekly basis for 25 basic products such as milk, bread, meat and sugar, on a monthly basis for a larger basket of 200 products and on a semi-annual basis for the rest of our inventory.

Retail prices for hard liquors are regulated by the government and may not be less than  500 tenge per 1.0 liter. Additionally, although not subject to any price regulation, basic goods including bread, milk, eggs and similar products are being constantly monitored by the antitrust authorities that routinely send requests for pricing information to all major retailers in Kazakhstan. We do not have any obligation to change our prices. However, we are required by law to respond to such inquiries in a prompt manner.

Suppliers

Our supply chain currently consists of over 400 suppliers. Our 10 largest suppliers of merchandise in 2009 are listed below:

Supplier Name	Product category
TOO “Green House Distribution Star”	Food items: grocery, yogurt.

TOO “Prima”	Food items: grocery, candy; Non-food items: household products, personal care.

TOO “EL Trade”	Alcoholic beverages: liquors, wine; Soft drinks: carbonated drinks, water; Food items: grocery, tea.

TOO “Wimm-Bill-Dann Central Asia Almaty”	Food items: dairy products; Soft drinks: juices, water.

TOO SP “Coca-Cola Almaty Bottlers”	Soft drinks: carbonated drinks.

ТОО “SHAH-treading Distribution”	Alcoholic beverages: liquors, wine; Food items: coffee.

TOO “Bakhus Express”	Alcoholic beverages: liquors, wine; Soft drinks: water; Food items: grocery.

TOO “Agroproduct Asia”	Food items: dairy products, ice cream.

TOO “Kraft Trade Distribution”	Non-food items: household products, personal care.

TOO “Altyn 2001”	Food items: grocery, dairy products, candy; Soft drinks: juices; Non-food items: household products, personal care.

Customers have the right under Kazakhstan law to return defective or spoiled products to us for a full refund. Pursuant to the same law, our suppliers are required to fully reimburse us for these returns.

Choosing Suppliers

We typically have two or more suppliers for each product we sell. Even for special brands, including western beverages, we have several distributors from whom we can order. We choose among competing suppliers on the basis of price and the strategic needs of our business. We currently have agreements with over 400 suppliers.

We constantly work on improvement of the assortment of products sold in our stores. On a weekly basis, our commercial department presents potential new products to our sales department at an interdepartmental meeting. If we decide to try a product, it is introduced to customers through our stores for a period of three months at the end of which we analyze sales figures and decide on whether to keep the product in our stores.

We are actively working on expansion of our supply chain by seeking direct contacts mostly with Russian producers whose products are well known and well regarded by our customers. We are also working on creating direct working relationship with European suppliers of grocery products, wine and household items. One of the main reasons for our supply expansion is that prices of products purchased directly from manufacturers are considerably lower than at local distributors.

Shipping from Suppliers

We receive most of our merchandise from suppliers, often large distribution companies, which deliver goods by their own trucks sent either to our distribution center (in the case of grocery and non-food items) or directly to our stores (in the case of fresh food items). We receive some merchandise directly from agricultural producers and manufacturers.

Distribution to Our Stores

Many of our suppliers distribute their products directly to our stores by their own trucks. For distribution from our distribution center to our stores, we use our own trucks.

Pricing and Terms of Payment to Suppliers

We pay most of our suppliers only after goods are sold, typically within a period of up to ten days after sale. Such favorable terms are conditioned by our position as a major national supermarket chain in Kazakhstan. Suppliers from outside of Kazakhstan are paid within a period of up to 45 days after delivery. Once we begin to encounter more competition and as we expand our supply network outside of the country, the ratio of suppliers paid within a certain timeframe after delivery are likely to increase.

Employees

As of February 10, 2011, we had approximately 2,014 employees, all of whom are full-time employees. We have signed standard labor employment contracts with all our employees, including our executive officers, with a standard term of three years, and we have an employee manual that sets forth relevant policies. We also hire temporary employees, typically for a term of three months.

Under each of our employment contracts, we are required to comply with applicable labor laws and are obligated to:

▪	Provide a safe and sanitary working environment;

▪	Provide regular breaks for employees;

▪	Comply with mandated limits on each employee’s weekly working hours;

▪	Obey applicable minimum wage standards;

▪	Provide necessary training for technical or specialized tasks;

▪	Make required payments to retirement, unemployment and medical insurance plans;

▪	Provide 30 days’ notice of termination to an employee, except in special circumstances; and

▪	Terminate an employee’s employment only for certain reasons, specifically, if the employee:

▪	Proves unsuitable for employment during a probation period;

▪	Seriously neglects employment duties, causing harm to our interests;

▪	Forces us to terminate or amend a labor contract against our will by means of deception, coercion or taking advantage of difficulties experienced by us;

▪
Simultaneously enters an employment relationship with another employer that seriously affects the employee’s ability to complete the tasks of the Company, or refuses to remedy the situation after we point out the problem;

▪	Seriously violates our disciplinary policy; or

▪	Is guilty of criminal acts and/or is subject to criminal prosecution.

Employee benefits include:

▪
Retirement insurance :  We withhold a portion of each employee’s monthly salary, which is determined by the provincial government, and is generally 8.0%, and contribute to a pooled fund an additional amount determined by law, up to approximately 20.0% of the employee’s monthly salary.

▪	Social security insurance: We contribute approximately 13.0% of each employee’s salary to a pooled fund.

We have a system of human resource performance review and incentive policies that allow personnel reviews to be carried out monthly, quarterly or annually.

The Republic of Kazakhstan allows the creation and operation of trade unions in any organization. However, our employees are not unionized and in privately owned organizations such as SM Market LLC, trade unions are not common practice.

Intellectual Property

We have registered the name “SM Market” as a trademark in Kazakhstan, details of which are set forth below:

Trademark	Certificate No.	Category	Owner	Valid Term
SM Market Set’ Supermarketov	27976/27977
household products; instruments; clothing; toys; meat and fish products;
coffee, tea; agricultural products; beer, water, soft drinks; alcoholic beverages; tobacco; advertising; transportation and storage of goods; education; supply of food products and beverages.
			Edgar Salduzi*	01/15/09 – 7/13/17

SM Market	18736	meat and fish products; coffee, tea; agricultural products; beer, water, soft drinks; alcoholic beverages; tobacco; advertising; transportation and storage of goods; education; supply of food products and beverages.	Edgar Salduzi*	07/05/05 – 12/22/13

* Edgar Salduzi owns 100% of EL Investment Corp., a majority shareholder of the Company.

Insurance

We do not carry any general liability or property insurance which is customary for businesses in Kazakhstan. Under our current leases, each lessor is obligated to obtain property insurance for respective premises occupied by our stores.

Government Regulation of Our Operations

Our operations are subject to a wide range of regulations covering every aspect of our business. The most significant of these regulations is Law No. 554 on trade activity dated April 12, 2004, which sets forth standards and regulations for safety of goods sold in Kazakhstan and manner of sale including mandatory use of cash registers. The law also describes the framework of government control over businesses engaged in such activity. We have passed the most recent required inspections and have received appropriate and up-to-date licenses, certificates and authorizations.

Approvals, Licenses and Certificates

We require a number of approvals, licenses and certificates in order to operate our business. These include liquor licenses, sanitary inspection certificates, and various consents from municipal agencies. We believe we are in compliance in all material respects with all laws relevant to the operation of our business.

Competition

Competitive Environment

The supermarket industry in Kazakhstan is intensely competitive, with many companies, both local and foreign, competing as retailers of food, groceries and other merchandise, using a variety of business strategies.

Our main competitors are local, regional and national chain supermarkets, and national and foreign chain retailers. We also face competition from traditional street markets and markets where customers can purchase live poultry and fish, convenience stores, tobacco and liquor retailers, restaurants, specialty retailers and large drugstore chains.

Our Competitors

We believe that the supermarket companies listed below are our most significant direct competitors:

No.	Name	Stores	Description
1	Ramstore
A subsidiary of Migros Ticari, is one of the largest chains of supermarkets in Turkey.  Ramstore has been operating in Kazakhstan since 1996 and currently operates 15 stores including supermarkets hypermarkets in Almaty and regions of Kazakhstan.

The company is characterized by the availability of exclusive commodities, wide range of products, large and small household appliances, large-scale promotion activity sponsored by suppliers, as well as availability of special discounts for long-term customers. The stores are premium-class oriented.

2	GREEN
Founded in 2008, it is a local retail network represented in the large cities of Kazakhstan with 5 operating units, including 1 hypermarket in Almaty and supermarkets in Astana, Petropavlovsk, Balkhash, and Kokchetau.
The company is characterized by low prices of KVI (“key value indicator”) products (in hypermarkets), broad assortment, and promotional activity. Only hypermarket format is widely promoted.

3	Interfood	Local retail network with 2 stores in Almaty and one store in Kapchagay.	90% of product assortment is comprised of goods imported from Germany. The stores are designed for premium-class customers.

4	Tomat	Local retail network that is located in Almaty and has 9 stores.
60% of product assortment is comprised of goods imported from Poland and Turkey. The stores are designed for middle and lower middle class customers. The promotion activity is low and there is no policy of highlighting KVI products.

5	Small	Local retail network with 16 stores located only in Almaty.	The company is characterized by low prices, cash and carry sales principles, development of special departments such as “goods for children”. Only one store is widely promoted.

6	Silk Way City	Local retail network with 10 stores in Almaty, Aktau and Astana.
The stores are characterized by broad product assortment, presence of cafeteria and around-the-clock service. 55% of the product assortment is imported from Europe. The stores are designed for premium-class customers.

Some additional local competitors have a presence in other regions, including:

*	Astykzhan, Bahus and Alma in Astana;
*	Uzhniy in Karaganda;
*	Dina in Aktyubinsk.

The Russian retail network “Pyatyorochka” (X5 Retail Group) used to be a part of the Kazakhstan retail market.  However, the company discontinued its business in the territory of Kazakhstan.  Another retail network, “Vester”, also could not solidify its position in the market and it is believed that they will withdraw from the market.  As a result, “Ramstore” and newly emerged METRO Cash & Carry with three stores are the only international competitors.  METRO Cash & Carry is the leading international player in self-service wholesale.  However, because the cash and carry concept of METRO stores requires club membership and is only open to customers who purchase goods for resale such as small business owners of restaurants, small grocery shops and catering companies, we do not consider them our direct competitor.

Our Competitive Advantages

We believe there are a number of factors which give us a distinct competitive advantage when compared to other supermarket chains in Kazakhstan.  These advantages include the following:

●	The SM Market brand name is well known and highly recognizable within Kazakhstan

●	A reputation for offering a large variety of local, imported and private label products that are affordably priced and high quality

●	Stores located in highly desirable locations that are easily accessible and offer ease of parking

●	A comfortable shopping environment that offers a thoughtful store design with convenient layout and ergonomic positioning of goods

●	Strong relationships with local suppliers

●	Highly efficient business processes based on the multi-format retail management program and formal personnel training programs

●	A highly experienced management team with backgrounds that include working with some of Europe’s leading retailers

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this report before deciding to invest in our common stock.

If we do not receive prompt delivery of the goods we order, in good condition, and at the prices we expect, our ability to generate profits could be harmed.

As a retail company, our ability to keep our shelves stocked with a wide variety of merchandise is essential to our success and is dependent on the prompt delivery of the goods we order, in good condition, and at the prices we expect. Disruptions to our supply chain could cause us to reduce the variety or overall amount of goods we sell; to seek alternative sources for affected supplies; or to increase our prices, decrease our profit margins, or both. Any of these consequences could lead to our customers buying less, shopping elsewhere or criticizing our reputation. If this occurred, our income, profitability, reputation and competitive position would all suffer.

Our supply chain and costs could be disrupted by a wide variety of events. The most significant of these are described below:

▪	Problems with transportation infrastructure in Kazakhstan

Delivery of our supplies depends on the smooth passage of commercial cargo through the railways, highways and waterways in Kazakhstan. Transportation infrastructure in Kazakhstan may suffer more breakdowns and offer fewer alternative routes than systems in many western countries.

▪	Bad harvests and severe weather could harm the agricultural production on which we depend, prevent customers from reaching our stores and disrupt our power supply

Severe storms could also reduce supplies of fresh foods by destroying crops and livestock and, in extreme cases, could reduce supplies of processed foods by reducing overall availability of the agricultural raw materials from which they are made, and cause shortages of, and price increases for, the affected supplies.

Poor yields of crops and livestock, whether due to bad weather, disease, errors in agricultural planning or other causes, could reduce the market supplies of fresh foods as well as processed foods that depend on agricultural products as raw materials. Such reductions could raise the cost of our supplies and cause the supply shortages.

▪	Quality control problems and operational difficulties among a small number of suppliers

We rely on suppliers to provide sufficient amounts of merchandise that meet our quality standards and government health and consumer-protection standards. A significant portion of our supplies come from our top 10 suppliers, which are primarily large wholesalers. We usually secure multiple suppliers for each category of merchandise by entering into standard contracts with them, which typically have a term of one year and provide for payment at market prices. If one or more of these suppliers experiences quality control failures or is unable to secure its own supply of merchandise, whether self-produced or purchased from others, the merchandise that it delivers to us could fail to meet our or the government’s quality standards or arrive in insufficient amounts to meet our needs. If such risks do materialize, there is no guarantee we would succeed in securing replacement supplies meeting our and the government’s standards from other suppliers quickly and at reasonable prices, or at all, and we could suffer the consequences of supply chain disruption described above.

Under our supply contracts, our suppliers are responsible for damage that occurs during shipping and, under Kazakhstan’s consumer protection laws, our suppliers must reimburse us for the cost of spoiled goods returned to us by customers for a refund. Nevertheless, significant spoilage could reduce the amount of fresh food we are able to offer, which could reduce our income.

▪	Economic conditions

Economic conditions in Kazakhstan affect the price and availability of our supplies. Inflation in prices of agricultural products and in general is a considerable concern in Kazakhstan. If inflation develops and becomes a significant problem, many retailers in Kazakhstan, including us, will have to choose between increasing the prices we charge our customers and reducing the profit margins on our sales. In either case, our competitive position and operating results could be harmed, and the value of any investment in our common stock could be reduced.

The supermarket industry in Kazakhstan is becoming increasingly competitive and, unless we are able to compete effectively with domestic and foreign retailers, and restaurants and fast food chains, our profits could suffer.

The supermarket industry in Kazakhstan is highly and increasingly competitive. International retailers such as Metro and Ramstore have presence on the market, national retailers such as Green have expanded, and local and regional competition has grown. Some of these companies have greater financial, marketing, personnel and other resources than we do.

Our competitors could adapt more quickly than we do to evolving consumer preferences or market trends, have more success than we do in their marketing efforts, control supply costs and operating expenses more effectively than we do, or do a better job than we do in formulating and executing expansion plans. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margins. Expansion of large retailers into new locations may limit the locations into which we may profitably expand. To the extent that our competitors are able to take advantage of any of these factors, our competitive position and operating results may suffer.

Because we face intense competition, we must anticipate and quickly respond to changing consumer demands more effectively than our competitors. In order to succeed in implementing our business plan, we must achieve and maintain favorable recognition of our private label brands, effectively market our products to consumers, competitively price our products, and maintain and enhance a perception of value for consumers. We must also source and distribute our merchandise efficiently. Failure to accomplish these objectives could impair our ability to compete successfully and adversely affect our growth and profitability.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations; our business could fail, and you could lose some or all of your investment.

We have a limited operating history and Kazakhstan supermarket industry is young and continually growing. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving markets. Some of these risks and uncertainties relate to our ability to:

▪	Offer new products to attract and retain a larger customer base;

▪	Respond to competitive and changing market conditions;

▪	Maintain effective control of our costs and expenses;

▪	Attract additional customers and increase spending per customer;

▪	Increase awareness of our brand and continue to develop customer loyalty;

▪	Attract, retain and motivate qualified personnel;

▪	Raise sufficient capital to sustain and execute our expansion plan;

▪	Respond to changes in our regulatory environment;

▪	Manage risks associated with intellectual property rights; and

▪	Foresee and understand long-term trends.

Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion plan. If we are unsuccessful in addressing any of these risks and uncertainties, our business may fail.

Economic conditions that affect consumer spending could limit our sales and increase our costs.

Our results of operations are sensitive to changes in overall economic conditions that affect consumer spending, including discretionary spending. Inflation and adverse changes to employment levels, business conditions, interest rates, energy and fuel costs and tax rates can, in addition to causing the supply chain cost challenges described above, reduce consumer spending and change consumer purchasing habits.

Much of our income comes from sales of perishable merchandise, which can lose its value quickly; such losses could harm our operating results.

We could suffer spoilage if supply chain disruptions occur, if our refrigerators and freezers malfunction or if we suffer lapses of quality control inspection and supervision. If our inspections fail to discover spoilage in a shipment of fresh food or if we fail to routinely inspect perishable merchandise on our shelves, we could inadvertently offer spoiled food for sale, which could harm our reputation, competitive position and operating results. Moreover, if we fail to accurately predict future customer demand for perishable food, we would be forced to discard unsold perishable food once it spoils, which would also negatively affect our operating results.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our high-margin products, which would negatively impact our profits.

Our sales results could be harmed if consumers lose confidence in the safety and quality of our fresh food products. Consumers in Kazakhstan are becoming increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of meat, fish, or dairy products, or about the safety of food additives used in processed food products, could discourage them from buying these relatively high-margin products and cause our profit margins to fall and our results of operations to suffer.

We rely on the performance of our individual stores, individual store managers and our operating director for our sales, and should any or all of them perform poorly for any reason, our sales results, reputation and competitive position would suffer.

We sell all of our products through our individual stores. Each supermarket is managed by a store manager who reports directly to our director of sales. Although all purchasing decisions as to vendors and costs are made by company management and not store managers, the store manager makes the decision as to order quantities and is responsible for the daily operation of the store. If factors either in or out of a store manager’s control reduce a store’s business — for example, disruption of customer traffic by nearby construction or customer dissatisfaction with store employees — the individual store’s income could fall, which would negatively impact our sales. Also, if our managers and operating director fail to adequately manage store employees and day-to-day operations in a manner that pleases our customers, our reputation and competitive position will suffer.

We may fail to identify or anticipate trends in consumer preferences, which could result in decreased demand for our merchandise, and lower revenues and profits.

Our continued success in the retail market depends on our ability to anticipate the changing tastes, dietary habits and lifestyle preferences of customers. If we are not able to anticipate and identify new consumer trends and stock our shelves accordingly, our sales may decline and our operating results may be adversely affected.

Our profit margins could narrow and as a result the value of any investment in our common stock could be reduced.

Profit margins in the grocery retail industry are narrow. In order to increase or maintain our profit margins, we are developing strategies to reduce costs by attempting to increase efficiencies and increase sales of higher-margin items such as private label merchandise, prepared-in-store foods, and meat and dairy products, but we can offer no assurance that such strategies, or our execution of such strategies, will be successful. We also implement promotional price reductions as part of our competitive strategy that may further affect our profit margin. Thus, there is no guarantee that our current profit margin will not decline, which would negatively impact our profitability.

We rely heavily on information technology systems, which could fail, causing damage to our operations.

We have a large and complex information technology system that we rely on to keep track of inventory and sales, determine our ordering of supplies, and communicate among stores, our distribution center and our corporate headquarters. Like any electronic data management system, ours is subject to malfunction. In such a case, our operations could be significantly disrupted as we work to fix the problem, upgrade our system or adopt a new system.

In addition, despite our efforts to secure our computer network, the security of our network could be compromised, confidential information could be misappropriated and other system disruptions could occur. This could lead to loss of sales and diversion of corporate resources from operations and planning.

If we have difficulties finding and leasing new retail space for new stores or retaining existing retail space, our operations could be disrupted and we will be unable to grow as planned, which would negatively affect our stock price.

We currently lease the majority of our store locations. Typically our supermarket leases have initial up to 15-year lease terms and often include renewal options. Our revenues and profitability would be negatively impacted if we are unable to renew these leases at reasonable rates.

Our success in executing our expansion plan depends on our ability to open or acquire new stores in existing and new retail areas and to operate these stores successfully. We may also choose to continue to expand through acquisitions. We must find suitable locations for those stores and reach reasonable terms with building owners and other interested parties, which could be difficult as we face intense competition from other retailers for such sites. If we cannot find suitable locations at a reasonable cost, our ability to grow will be compromised, which would negatively affect our stock price.

Our insurance coverage may be inadequate and, if any of the products we sell causes personal injury or illness, we could be exposed to significant losses resulting from negative publicity and harm to our reputation. This exposure could harm our business.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, contamination, including by bacteria, insecticides, fertilizers and other substances, spoilage and mislabeling. Although we and our suppliers are subject to governmental inspections and regulations, consumption of our products could still cause a health-related illness in the future and we could be subject to claims or lawsuits relating to such events. Under certain circumstances, we could be required to recall products. Unlike most supermarket companies in the United States, but in line with industry practice in Kazakhstan, we do not maintain product liability insurance, and we cannot predict the extent of liability we could face if such events were to occur.

Although the standard contracts we sign with our suppliers include a provision that shifts liability to our suppliers if a consumer is injured by a supplier’s product, the negative publicity surrounding any assertions that merchandise we carry caused personal injury or illness could adversely affect our reputation and competitive position. In addition, our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties. Except for property, accident and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in Kazakhstan.

We do not maintain a reserve fund for potential warranty or defective products claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, our results of operations and financial condition would suffer.

Our company name and private label merchandise may be subject to counterfeiting or imitation, which could damage our reputation and brand image, and lead to higher administrative costs.

We regard brand positioning as an important element of our competitive strategy, and intend to position our private label brands to be associated with low prices, high quality, convenience and a positive shopping experience. There have been frequent occurrences of counterfeiting and imitation of products in Kazakhstan in the past. Imitation of our company name or logo could occur in the future and there is no guarantee that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could damage our corporate and brand image.

If we do not effectively manage our growth, our expansion efforts could fail, which would negatively affect our stock price.

There is no guarantee that our expansion plan will be successfully implemented. In order to fully implement these plans, we will have to hire a large number of additional employees, secure new retail locations, and integrate new stores and distribution routes into our existing business. There is no guarantee that we will meet all or any of these needs and therefore no guarantee that we will succeed in our efforts to expand.

Moreover, our future expansion will depend both on the profitability of our business and our ability to raise capital from outside sources. We intend to finance our expansion plan from funds generated from operations, bank loans, and proceeds from offerings of our securities.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may not have the requisite experience to manage and operate a larger network of stores and distribution centers. In addition, we may face challenges in integrating acquired businesses with our own. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to implement our business objectives could be limited. Difficulties with hiring, employee training and other labor issues could disrupt our operations.

Our operations depend on the work of over 2,000 employees. We may not be able to retain those employees, successfully hire and train new employees or integrate new employees into the programs and policies of the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations, and could harm our overall financial condition.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them within a reasonable time, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could limit our future growth and reduce the value of our common stock.

We may have difficulty establishing adequate management, legal and financial controls in Kazakhstan, which may result in a material misstatement of our annual or interim consolidated financial statements.

Companies in Kazakhstan have not historically adopted a western style of management and financial reporting concepts and practices, or a modern western style of banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of employees qualified in these areas to work for our operating company in Kazakhstan. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records, and instituting business practices relating to our Kazakhstan operations that meet western standards. Any such difficulty could result in a material misstatement of our annual or interim consolidated financial statements.

Failure to file and pay income taxes in Kazakhstan may hinder our ability to conduct business.

Our financial statements contain a liability of $7,212,892 at September 30, 2010 for uncertain tax positions.  This amount represents taxes on taxable income not reported on our tax returns filed in Kazakhstan.  These taxes are nevertheless reflected in our financial statements and have been charged to income in our Statement of Operations.

In Kazakhstan, the failure to pay corporate income taxes can result in penalties from 100 to 500 times minimum wage currently set at 1,512 tenge (approximately from $1,032 and $5,165) for each tax year in which there are unpaid taxes, as well as a freezing of company’s accounts until back taxes and penalties are paid.  Fiscal periods remain open to review by Kazakhstan authorities for three calendar years.

In the event that Kazakhstan authorities review our tax returns and determine that some or all of our unpaid taxes are due, our ability to operate may be substantially impaired as we lack sufficient cash on hand to pay the entire amount in one payment and freezing of our accounts could result in our inability to pay suppliers and keep store shelves fully stocked.  As a result, we would likely seek to negotiate terms for payment over time with the relevant authorities and/or seek additional financing to assist in payment of amounts due.  While we believe it is likely that we could arrange favorable payment terms, there can be no assurance that the relevant authorities will agree to such terms.  In addition, there can be no assurance that financing will be available, or if available, that it will be available on terms acceptable to us.

Risks Related to Doing Business in the Republic of Kazakhstan

Our business operations are conducted entirely in Kazakhstan. Because Kazakhstan’s economy and its laws, regulations and policies are different from those typically found in western countries and are continually changing, we will face risks including those summarized below.

Kazakhstan is a developing nation governed by a one-party government and may be more susceptible to political, economic, and social upheaval than other nations; any such upheaval could cause us to temporarily or permanently cease operations.

Kazakhstan is a developing country governed by a one-party government that imposes restrictions on individual liberties that are significantly stricter than those typically found in western nations. Kazakhstan has widening income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. Kazakhstan has also experienced rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make Kazakhstan susceptible to major structural changes. Such changes could include a reversal of Kazakhstan’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could damage Kazakhstan’s economy and impair our business.

We are subject to comprehensive regulation by Kazakhstan legal system, which is uncertain. As a result, it may limit the legal protections available to you and us and we may not now be, or remain in the future, in compliance with Kazakhstan laws and regulations.

SM Market, our operating company, is incorporated under and is governed by the laws of Kazakhstan; all of our operations are conducted in Kazakhstan; and our suppliers and the agricultural producers on whom they depend are all located in Kazakhstan. In order to operate under Kazakhstan law, we require valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

The legal and judicial systems in Kazakhstan are still rudimentary. The laws governing our business operations are sometimes vague and uncertain and enforcement of existing laws is inconsistent. Thus, we can offer no assurance that we are, or will remain, in compliance with Kazakhstan laws and regulations.

Fluctuation in the exchange rate of the tenge against the United States dollar could result in foreign currency exchange losses.

The value of our common stock will be affected by the foreign exchange rate between United States dollars and tenge. For example, to the extent that we need to convert United States dollars we receive from an offering of our securities into tenge, appreciation of tenge against the United States dollar could reduce the value in tenge of our proceeds. Conversely, if we decide to convert our tenge into United States dollars for the purpose of declaring dividends on our common stock or for other business purposes, and the United States dollar appreciates against tenge, the United States dollar equivalent of our earnings from our business would be reduced. In addition, the depreciation of significant United States dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Enforcement against us or some of our directors and officers may be difficult and you could be unable to collect amounts due to you in the event that we or any officer or director violates applicable law.

Our operating company, SM Market, is located in Kazakhstan and substantially all of our assets are located in Kazakhstan. Some of our current officers and directors are residents of Kazakhstan, and most of their assets are located in Kazakhstan. As a result, it could be difficult for investors to effect service of process on us or those persons in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

Health problems in Kazakhstan could negatively affect our operations.

An outbreak of a widespread public health problem in Kazakhstan could have an adverse effect on our ability to receive and distribute merchandise, the ability of our employees and customers to reach our stores, and other aspects of our operations. Public-safety measures such as quarantines or closures of some stores could disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business.

Risks Related to an Investment in Our Common Stock

We do not intend to pay cash dividends in the foreseeable future; this may affect the price of our stock.

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Our common stock is illiquid and subject to price volatility unrelated to our operations and could lose some or all of its value even if our business is strong.

The market price of our common stock could fluctuate substantially in the future due to a variety of factors, including the market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. The failure to establish and maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short periods of time, or at all. Trading of our common stock has been sporadic and our common stock has experienced, and may experience in the future, significant price and volume fluctuations. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT, INCLUDING STATEMENTS IN THE FOLLOWING DISCUSSION, ARE WHAT ARE KNOWN AS "FORWARD-LOOKING STATEMENTS", WHICH ARE BASICALLY STATEMENTS ABOUT THE FUTURE. FOR THAT REASON, THESE STATEMENTS INVOLVE RISK AND UNCERTAINTY SINCE NO ONE CAN ACCURATELY PREDICT THE FUTURE. WORDS SUCH AS "PLANS", "INTENDS", "WILL", "HOPES", "SEEKS", "ANTICIPATES", "EXPECTS "AND THE LIKE OFTEN IDENTIFY SUCH FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE ONLY INDICATION THAT A STATEMENT IS A FORWARD-LOOKING STATEMENT. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS CONCERNING OUR PLANS AND OBJECTIVES WITH RESPECT TO THE PRESENT AND FUTURE OPERATIONS OF THE COMPANY, AND STATEMENTS WHICH EXPRESS OR IMPLY THAT SUCH PRESENT AND FUTURE OPERATIONS WILL OR MAY PRODUCE REVENUES, INCOME OR PROFITS. NUMEROUS FACTORS AND FUTURE EVENTS COULD CAUSE THE COMPANY TO CHANGE SUCH PLANS AND OBJECTIVES OR FAIL TO SUCCESSFULLY IMPLEMENT SUCH PLANS OR ACHIEVE SUCH OBJECTIVES, OR CAUSE SUCH PRESENT AND FUTURE OPERATIONS TO FAIL TO PRODUCE REVENUES, INCOME OR PROFITS. THEREFORE, THE READER IS ADVISED THAT THE FOLLOWING DISCUSSION SHOULD BE CONSIDERED IN LIGHT OF THE DISCUSSION OF RISKS AND OTHER FACTORS CONTAINED IN THIS REPORT ON FORM 8-K AND IN THE COMPANY'S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NO STATEMENTS CONTAINED IN THE FOLLOWING DISCUSSION SHOULD BE CONSTRUED AS A GUARANTEE OR ASSURANCE OF FUTURE PERFORMANCE OR FUTURE RESULTS.

Unless the context otherwise requires, The "Company", "we," "us," and "our," refer to (i) Resource Acquisition Group, Inc.; (ii) American Retail Group, Inc. (“ARG”), and (iii) TOO “SM Market Retail” (“SM Market”).

Overview

We own and operate one of the leading supermarket chains in the Republic of Kazakhstan. We currently operate 35 stores under the “SM Market” brand name. Twenty-three of our stores are located in Almaty, the largest city in Kazakhstan, while the remaining 12 stores are located in 7 major districts throughout the country. Our markets sell a broad selection of merchandise, including groceries, fresh food and non-food items.

Our revenue is earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominantly by selling products at price levels that produce revenues in excess of our costs to make these products available to customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.  Most of the goods we sell are taken on a consignment basis pursuant to which we are not obligated to pay the distributors until after goods are sold and unsold goods are returned.

Recent Developments

In 2009, we consummated acquisition of TOO “GROS – Set’ Supermarketov” (“GROS”) for a total purchase price of $100 million.  SM Market paid $60 million by December 31, 2008 at which time GROS transferred control over all of its assets to SM Market. The balance of $40 million was paid by the end of 2009. As a result of the acquisition, we owned and operated a total of 50 stores. In 2009 and 2010, 24 stores that did not meet our high operational standards were closed, and nine new stores were opened, resulting in our current level of 35 stores throughout the Republic of Kazakhstan.

Results of Operations

Comparison of the Nine Months Ended September 30, 2010 and 2009

	2010		2009

		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$128,301,273	100.0%	$176,683,757	100.0%

Cost of Revenue	96,859,372	75.5%	128,760,680	72.9%

Gross profit	31,441,901	24.5%	47,923,077	27.1%

Selling expense	17,703,871	13.8%	17,450,906	9.9%

General and administrative expense	4,162,478	3.2%	13,509,941	7.6%

Non-operating expense	1,927,927	1.5%	1,688,354	1.0%

Net income	$6,064,799	4.7%	$12,219,101	6.9%

Revenue

Revenue decreased from $176,683,757 during the nine months ended September 30, 2009 to $128,301,273 during the same period in 2010. This represents a $48,382,484 or 27% decrease. Revenue decreased in the nine-month period in 2010 compared to the same period in 2009 as a result of store closures following the GROS acquisition as part of our store restructuring plan.

Cost of Revenue

Cost of revenue decreased from $128,760,680 during the nine months ended September 2009 to $96,859,372 during the same period in 2010. This represents a $31,901,308 or 25% decrease. Cost of revenue decreased in the nine-month period in 2010 compared to the same period in 2009 as a result of store closures following the GROS acquisition as part of our store restructuring plan.

Gross Profit

Gross profit was $47,923,077 during the nine months ended September 30, 2009 compared to $31,441,901 during the nine months ended September 30, 2010. This represents a decrease in gross margin from 27.1% for the nine months ended September 30, 2009 to 24.5% for the same period in 2010. Gross profit decreased in the nine-month period in 2010 compared to the same period in 2009 as a result of store closures following the GROS acquisition as part of our store restructuring plan.

Selling Expense

Selling expense was $17,450,906 during the nine months ended September 30, 2009 compared to $17,703,871 during the nine months ended September 30, 2010. This represents a $252,965 or 1% increase. Selling expense remained steady between the two periods.

General and Administrative Expense

General and administrative expenses were $13,509,941 during the nine months ended September 30, 2009 compared to $4,162,478 during the same period in 2010. General and administrative expenses during the nine months ended September 30, 2010 decreased by $9,347,462 as a result of store closures following the GROS acquisition as part of our store restructuring plan.

Non-operating Expense

Non-operating expense increased from $1,688,354 during the nine months ended September 30, 2009 to $1,927,927 during the nine months ended September 30, 2010, which represents a $239,573 or 14% increase. Interest expense recognized on the Sberbank line of credit during the nine months ended September 30, 2009 was $415,477, and $1,271,544 recognized on the ELIKA loan. Interest expense recognized on the Sberbank line of credit during the nine months ended September 30, 2010 was $474,305, and $1,358,558 recognized on the ELIKA loan.

Net Income

Net income for the nine months ended September 30, 2009 was $12,219,101 compared to $6,064,799 during the nine months ended September 30, 2010. This represents a decrease of $6,154,302 or 50%. The decrease was due to store closures following the GROS acquisition as part of our store restructuring plan.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated below:

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2010	2009
Net cash provided by operating activities	$2,183,059	$65,186,361
Net cash provided by (used in) investing activities	242,932	(69,132,587)
Net cash provided by financing activities	1,096,930	-
Effect of exchange rate changes on cash and cash equivalents	(74,528)	5,155,778
Net increase in cash and cash equivalents	3,448,393	1,209,552
Cash and cash equivalents at the end of the period	$4,601,063	$3,131,253

Operating Activities

Cash provided by operating activities decreased from $65,186,361 for the nine months ended September 30, 2009 to $2,183,059 for the same period in 2010. The decrease is primarily attributable to a higher net income during the nine-month period in 2009, amounting to $12,219,101 compared to $6,064,799 during the same period in 2010. More significantly, the decrease during the nine months ended September 30, 2009 was attributable to increase in accounts payable and accrued expenses of $40,289,383, compared to a decrease of $13,413,479 during the same period in 2010. Accounts payable and accrued expenses increased during 2009, primarily as a result of the assumption of operations of GROS on January 1, 2009.

Investing Activities

Cash used in investing activities was $73,437,168 during the nine months ended September 30, 2009 compared to $242,932 during the nine months ended September 30, 2010. Cash used in investing activities during the nine-month period in 2009 was primarily used for the purchase of property and equipment and intangible assets in the amount of $22,478,333, change in equipment advances in the amount of $7,899,206 and payment of the purchase price for the GROS acquisition in the amount of $44,049,344.

Financing Activities

Cash provided by financing activities during the nine months ended September 30, 2009 was $0 compared to $1,096,930 during the same nine-month period in 2010. Cash provided by financing activities during the nine-month period in 2010 resulted from proceeds from issuance and sale to investors of convertible notes in the aggregate principal amount of $1,201,000.

Comparison of the Years Ended December 31, 2009 and 2008

	2009		2008

		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$218,526,896	100.0%	$95,955,834	100.0%

Cost of Revenue	151,473,036	69.3%	68,390,807	71.3%

Gross profit	67,053,860	30.7%	27,565,027	28.7%

Selling expense	25,524,819	11.7%	14,851,587	15.5%

General and administrative expense	20,075,768	9.2%	5,735,564	6.0%

Non-operating expense	2,311,400	1.1%	1,162,546	1.2%

Net income	$15,313,499	7.0%	$4,070,731	4.2%

Revenue

Revenue increased from $95,955,834 during the year ended December 31, 2008 to $218,526,896 for the same period in 2009, which represents a $122,571,062 or 128% increase. The increase is primarily attributable to the GROS acquisition of 40 additional stores.

Cost of Revenue

Cost of revenue increased from $68,390,807 during 2008 to $151,473,036 in 2008, which represents a $83,082,229 or 121% increase. The increase is primarily attributable to the GROS acquisition of 40 additional stores.

Gross Profit
Gross profit increase from $27,565,027 in 2008 to $ 67,053,860,in 2009. Gross margin in 2009 was 30.7% compared to 28.7% in 2008. The increase is primarily attributable to the GROS acquisition of 40 additional stores.

Selling Expense

Selling expense in 2009 was $25,524,819 compared to $14,851,587 in 2008. The increase in selling expense directly is primarily attributable to the GROS acquisition of 40 additional stores.

General and Administrative Expense

General and administrative expense increased from $5,735,564 in 2008 to $20,075,768 in 2009, representing a $14,340,204 or 250% increase. The increase in general and administrative expense is primarily attributable to the GROS acquisition of 40 additional stores.

Non-operating Income (Expense)

Non-operating income (expense) increased from $1,162,546 in 2008 to $2,311,400 in 2009, which represents a $1,148,854 increase in expense. The change primarily relates to $2,311,682 in interest expense recognized in 2009 compared to $1,108,380 recognized in 2008. Interest expense relates to our line of credit with Sberbank and our loan with ELIKA. We entered into the line of credit with Sberbank on December 26, 2007 and the loan with ELIKA on September 28, 2008.

Net Income

Net income for 2008 was $4,070,731 compared to $15,313,499 in 2009. This represents an increase of $11,242,768 or 276%. The increase is primarily attributable to the GROS acquisition of 40 additional stores.

Taxes

In accordance with the laws and regulations of the Republic of Kazakhstan income taxes for 2008 fiscal year were calculated at the statutory rate of 30 percent. On December 10, 2008 a new tax code was adopted, which is effective from January 1, 2009. According to the new tax code, the corporate income tax rate was reduced from 30% to 20% for 2009, 17.5% for 2010 and 15% for 2011. However, due to the experienced economic crisis, the gradual reduction in the tax rate from 20% to 17.5% and 15% was postponed in October, 2009 until 2013. The regular rate of corporate income tax in the Republic of Kazakhstan was 30% in 2008, 20% in 2009 and 20% in 2010.

A reconciliation of the statutory income tax rate and the effective income tax rate for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
Statutory federal income tax rate	34%	34%
Difference in foreign rate	(34)%	(34)%
Uncertain tax positions	20%	30%
Effective income tax rate	20%	30%

The components of the Company’s provision for income taxes are as follows:

	2009	2008
Current federaL income tax	$-	$-
Current foreign statutory tax	-	-
Uncertain tax positions	3,828,374	1,744,599
	$3,828,374	$1,744,599

Uncertain tax positions

Effective July 1, 2007, the Company implemented FASB ASC Topic 740 Income Taxes (“FASB ASC 740”). The Company assesses tax positions in previously filed tax returns or tax positions expected to be taken in future tax returns that are reflected in measuring current or deferred tax assets and liabilities for interim and annual periods, based on the technical merits of the position. The Company applies a “more likely than not” basis (i.e. a likelihood greater than 50%), in accordance with FASB ASC 740-10, and recognize a tax provision in the financial statements for an uncertain tax position that would not be sustained. As of September 30, 2010 (unaudited), December 31, 2009 and 2008, the liability for uncertain tax positions reported on the consolidated balance sheets was $7,212,892, $5,635,806 and $2,382,339, respectively, and represents taxable income absent from the Company’s Kazakhstan tax returns.

The following table indicates the changes to the Company’s unrecognized tax benefits for the nine months ended September 30, 2010 (unaudited) and for the years ended December 31, 2009 and 2008 included in current liabilities.

Unrecognized Tax Benefit	$745,483
Balance, December 31, 2007

Additions	1,744,599
Foreign currency translation difference	(107,743)
Balance, December 31, 2008	2,382,339

Additions	3,828,374
Foreign currency translation difference	(574,907)
Balance, December 31, 2009	5,635,806

Additions	1,582,826
Foreign currency translation difference	(5,740)
Balance, December 31, 2010	7,212,892

All of the amounts of unrecognized tax benefits reported affect the Company’s effective tax rate.

Value-added Tax

Value-added tax (“VAT”) was charged at 13% in 2008, and 12% in 2009 and 2010, on purchases made by the Company, and the Company obtains income tax credits for VAT paid in connection with the purchase of capital equipment and other goods and services employed in its operations. The Company is entitled to use the credits against its VAT payable or sales. Sales are recognized net of value-added tax in the accompanying consolidated statements of operations and other comprehensive income (loss) for all periods being reported. The Company had $2,528,474, $246,274 and $782,862 in VAT credits at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated below:

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
Net cash provided by operating activities	$30,434,968	$8,806,095
Net cash used in investing activities	(43,113,884)	(34,423,964)
Net cash provided by financing activities	2,001,000	25,329,350
Effect of exchange rate changes on cash and cash equivalents	9,908,885	604,092
Net increase (decrease) in cash and cash equivalents	(769,031)	315,573
Cash and cash equivalents at the end of the period	$1,152,670	$1,921,701

Operating Activities

Cash provided by operating activities during the year ended December 31, 2009 is significantly different from the year ended December 31, 2008, as a result of the GROS acquisition, which brought the Company from operating 12 stores to operating 50 stores immediately after the acquisition.

Investing Activities

Cash used in investing activities was $34,423,964 during the year ended December 31, 2008 compared to $43,113,884 during the year ended December 31, 2009. The increase in 2009 is primarily attributed to the GROS acquisition.  The cash paid during 2008 was $6,738,812 and $27,866,986 for the purchase of property and equipment and equipment advances, respectively.  Cash used in investing activities during 2009 was $22,697,694 and $44,049,344 for the purchase of property and equipment and the GROS acquisition, respectively, with a $22,651,676 offset for the change in equipment advances.

Financing Activities

Cash generated by financing activities in 2008 was $25,329,350 compared to $2,001,000 in 2009. Cash generated by financing activities included proceeds from a loan payable in the amount of $20,910,000 as well as proceeds from a capital contribution in the amount of $4,419,350 during 2008 compared to $2,001,000 capital contribution for 2009.

We anticipate that our available cash and expected income will be sufficient to finance most of our current activities for the next twelve months from the date of this report.  We intend to seek additional funding primarily through offerings of our securities to finance our store expansion.  If we are unable to raise additional funds, our store expansion plan may be adversely affected.  We cannot assure you that such financing will be available on acceptable terms, if at all.  Several factors will affect our ability to raise additional funding, including, but not limited to, the volatility of our common stock and the conditions in the current economic environment.

Contractual Obligations

At September 30, 20010, our significant contractual obligations were as follows:

	Payments due by Period
	Less than	One to	Three to	More Than
	One Year	Three Years	Five Years	Five Years	Total
Operating lease obligations	$2,422,098	$4,187,395	$3,511,950	$5,096,954	$15,218,397
Line of credit	3,842,854	-	-	-	3,842,854
ELIKA loan	17,034,000	-	-	-	17,034,000
Bridge convertible note	-	1,201,000	-	-	1,201,000
Total	$23,298,952	$5,388,395	$3,511,950	$5,096,954	$37,296,251

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities that would be expected to have a material current or future effect upon our financial condition or results of operations.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We regularly review our estimates and assumptions, which are based upon historical experience, as well as current economic conditions and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

We believe that the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

In accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” the Company recognizes revenue when it is realized or realizable and earned. Sales are recognized net of value-added tax and discounts when transfer of risks and rewards has been completed. Revenues from the sale of products are recognized at the point of sale. The Company must meet all of the following four criteria under SAB 104 to recognize revenue:

●	Persuasive evidence of an arrangement exists
●	Delivery has occurred
●	The sales price is fixed or determinable
●	Collection is reasonably assured

Cost of Goods Sold

Cost of goods sold includes cost of inventory sold during the period, less vendor marketing allowances.

Inventory

Inventory is stated at the lower of cost or market. Cost has been determined by using the FIFO method. The Company periodically reviews its reserves for lost or spoiled inventories. The Company is permitted to return unsold inventory to its suppliers. The Company writes off 0.03% of its inventory purchased to reflect its estimate of inventory waste and other losses. Approximately 94-97% of the Company’s inventory consists of goods procured for resale, and the remaining 3-6% consists of raw materials and goods produced by the Company for resale.

Property and Equipment

Property and equipment are stated at historical cost and are depreciated using the straight-line method over their estimated useful lives. The useful lives and depreciation methods are reviewed periodically to ensure that the depreciation method and period are consistent with the anticipated pattern of future economic benefits. Expenditures for maintenance and repairs which do not improve or extend the respective lives of the assets are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations. Our property and equipment substantially consists of machinery and equipment used in our stores, with less than 0.5% of property and equipment consisting of vehicles.

Long-Lived Assets

We apply the provisions of FASB ASC 360-10, “Property, Plant, and Equipment” (“ASC 360-10”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360-10 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. We assess goodwill for impairment annually, or more frequently if circumstances warrant a review. Based on ou review, we believe that to date, there were no significant impairments of its long-lived assets.

Fair Value Estimates

For certain financial instruments, including accounts receivable, advances to suppliers, loans receivable, accounts payable, accrued payroll, advances payable and loans payable, the carrying amounts approximate fair value due to their relatively short maturities.

On January 1, 2008, we adopted ASC 820-10, “Fair Value Measurements and Disclosures.” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We did not identify any assets and liabilities that are required to be presented in the balance sheets at fair value.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update 2009-15 ("ASU 2009-15") regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU did not have a significant impact on our consolidated financial statements.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”). The new standard addresses, among other things, guidance regarding activity in Level 3 fair value measurements. Portions of ASU No. 2010-06 that relate to the Level 3 activity disclosures are effective for the annual reporting period beginning after December 15, 2010. The Company will provide the required disclosures beginning with the Company’s Annual Report on Form 10-K for the year ending December 31, 2011. Based on the initial evaluation, we do not anticipate a material impact to our financial position, results of operations or cash flows as a result of this change.

On February 25, 2010, the FASB issued ASU 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on our consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU will not have a material impact on our consolidated financial statements.

PROPERTIES

We operate all our 35 retail locations and our distribution center under lease or sub-lease agreements. Our lease agreements have a term that ranges from 1 to 15 years. Approximately 51% of our leased properties have a rent based on a percentage of the respective store’s revenue.

No.	Lessor	Location of Building	Term	Rent per Month (tenge)
		Stores
1	IP Zhubanova	Taraz, ul. Ryskulova 32a	10 years from March 20, 2009	1,050,000
2	TOO “Stroykom+K”	Uralsk, TZ “Promenade,” ul. Datova 21	3 years to January 31, 2012	4% of revenue, minimum 900,000
3	TOO “Zentralny Dom Torgovly”	Uralsk, TZ “Atrium,” ul. Nurpeisovoy 17/1	3 years	4% of revenue, minimum 1,300,000
4*	TOO “Apn Profit”	Temirtau, ul. Metallurgov 22a	10 years	4% of revenue, minimum 1,779,000; 2,249,900 from 1/1/2013
5*	TOO “Apn Profit”	Karaganda, ul. Voinov Internazionalistov 31	10 years	1,890,000; 2,835,010 from 1/1/2012
6	TOO “Almatinsky Trikotazny Kombinat”	Almaty, ul. Seyfulina 404/67	7 years to April 13, 2016	3.5% of revenue; minimum 4,124,538
7	TOO “Asa”	Almaty, ul. Seyfulina Tole Bi 472/75	7 years to July 6, 2016	4% of revenue, minimum 5,013,000
8	TOO “City Mall”	Almaty, ul. Ryskulova 143B	10 years	4.2% of revenue
9	TOO “An Bat Retail”	Almaty, ul. Makataeva 117	7 years	4% of revenue, minimum 1,000,000
10*	IP Zhunusova, IP Namazbaeva	Almaty, ul. Navoy 97	10 years to January 1, 2019	4% of revenue, minimum 644,688
11	IP Zavilsky, IP Nikizev	Almaty, mkr. Aksay-5 3	10 years	4% of revenue, minimum 1,000,000
12	TOO “Betta Star”	Almaty, pr. Raiymbeka, TZ “Prime Plaza”	10 years to November 12, 2019	5,256,256
13	IP Shingozinov	Issyk, ul. Altyn Adam 140	10 years	1,500,000
14	TOO “Rem.KZ”	Astana, pr. Kabanbay Batyra at ul. Dostyk TZ “Asia Park”	10 years	6,823,069
15	TOO “Tyan-Shan 007”	Kostanay, ul. Gogolya 85A Kazahstani-French TZ	7 years to February 1, 2014	1,592,025
16	IP Novikov	Almaty, ul. Makataeva 81	10 years	3% of revenue
17	IP Novikov	Almaty, pr. Dostyk 109B	10 years	355,185
18	TOO “Luch-2”	Almaty, mkr. Astana 1/10	10 years	3% of revenue; minimum 658,854
19	TOO “Luch-2”	Almaty, pr. Gagarina 194	10 years	3% of revenue
20	TOO “Luch-2”	Almaty, ul. Dzhandosova 87	15 years to June 23, 2024	3% of revenue
21	IP Salduzi	Almaty, ul. Pavlodarskaya 82	10 years	551,000
22	TOO “Luch-2”	Almaty, pr. Raiymbeka 239G	10 years	3% of revenue
23	TOO “Kalkaman-Kala”	Almaty, ul. Karasay Batyra/Sharipova 119/95	1 year to December 1, 2011	550,000
24	TOO “Bagzhan Land”	Chimkent, ul. Raskulova at ul. Dulati, TZ “Hyper House”	5 years to February 1, 2014	4% of revenue, minimum 2,300,000
25	TOO “Almaty Grand LLC”	Taraz, ul. Pushkina 32	5 years	4% of revenue
26	TOO “Promenade”	Almaty, pr. Abaya 44A	10 years	4,200,000
27	TOO “Shanyrak”	Almaty, ul. Valikhanova 170, TZ “Koktem”	10 years	1,700,000
28	TOO “Talud”	Almaty, ul. Mustafina 5b	10 years to December 31, 2020	1,200,000
29	TOO “Positive Best Realty”	Almaty, ul. Tole Bi 187	1 year to July 31, 2011	4,415,000
30	TOO “Almaty Grand LLC”	Almaty, mkr. Aksay-3 1	3 years	4% of revenue
31	TOO “Almaty Grand LLC”	Astana, ul. Kabanbay Batyra 32A	3 years to January 31, 2012	4% of revenue
32*	TOO “Apn Profit”	Astana, ul. Kabanbay Batyra 6/2	10 years	4% of revenue; minimum 2,460,545; 3,198,709 from 1/1/2013
33	TOO “Zolotaya Kartina”	Chimkent, Tamerlanovskoe shosse 19, TZ “Al Faraby”	10 years to May 31, 2019	1,876,896
34	TOO “Oil Real Estate”	Astana, Almatynsky rayon, ul. 1-33	4 years to March 31, 2012	6,632,010
35	TOO “Evrika”	Almaty, pr. Abaya 141	1 year	1,900,000
		Distribution Center
	TOO “EL-Trade”	Almaty, ul. Pavlodarskaya 82	1 year to November 30, 2011	1,500,000
_________
* Subleased property.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the share exchange described in Item 1.01 of this report by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) our chief executive officer and our top three most highly compensated officers and (iv) all executive officers and directors as a group, as of February 10, 2011.

Name	Office	Shares Beneficially Owned(1)	Percent of Class(2)
Officers and Directors

Soledad Bayazit(3)	Director and CEO	0	0

Vassili Oxenuk(3)(4)(6)	Director	7,300,000	35.1

Artur Januszewski(3)	Director	0	0

All officers and directors as a group (2 persons named above)		7,300,000	35.1

5% Securities Holders

EL Investment Corp. (5)		11,201,603	53.9

Oxenuk Equity Fund Corp.		7,300,000	35.1
______________
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Based on 20,801,603 shares of the Company’s common stock outstanding immediately after the Closing and after giving effect to the Reverse Merger Transaction.

(3)	The address for each officer and director is c/o American Retail Group, Inc., 2770 S. Maryland Pkwy, Suite 314, Las Vegas, Nevada 89109.

(4)	Includes 7,300,000 shares held by Oxenuk Equity Fund Corp.

(5)	Edgar Salduzi has the voting and investment powers over the shares held by EL Investment Corp. The address of EL Investment Corp. is 2770 S. Maryland Pkwy, Suite 314, Las Vegas, Nevada 89109.

(6)
Vassili Oxenuk has the voting and investment powers over the shares held by Oxenuk Equity Fund Corp. Pursuant to that certain Pledge and Escrow Agreement dated as of June 10, 2010 made by Oxenuk Equity Fund Corp. for the benefit of holders of certain 10% secured convertible notes due 2012, it pledged 6 million shares to an escrow. A corresponding number of pledged shares will be cancelled each time when the Company raises capital through equity offerings until the aggregate increase in paid-in capital as a result of such offerings reaches $100 million at which time any pledged shares remaining in escrow shall be return to Oxenuk Equity Fund Corp. Any pledged shares remaining in escrow at April 1, 2015 shall be cancelled. The address of Oxenuk Equity Fund Corp. is 2770 S. Maryland Pkwy, Suite 300, Las Vegas, Nevada 89109.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Our Directors and Executive Officers

In connection with the change in control of the Company described in Item 5.01 of this report, effective on February 11, 2011, we appointed Ms. Soledad Bayazit as our Chairperson, Chief Executive Officer and Chief Financial Officer, and Mr. Vassili Oxenuk and Mr. Artur Januszewski as our directors. John C. Leo and Brian F. Zucker resigned as our officers at the same time. John C. Leo, Brian F. Zucker and Jimmy Sung resigned as our directors effective upon the tenth day following the Company’s mailing of the Information Statement on Schedule 14f-1 to its shareholders (the “Effective Date”), which is expected to occur on or about February 20, 2011.

The following table sets forth certain information as of the Effective Date concerning our directors and executive officers:

Directors and Executive Officers	Position/Title	Age

Soledad Bayazit	Chief Executive Officer and Chief Financial Officer, Director	48

Vassili Oxenuk	Director	46

Artur Januszewski	Director	48

The following is a summary of the biographical information of our directors and officers:

Soledad Bayazit, 48, has served as President and a member of ARG’s Board of Directors since March 2010.  Since October 2006, Ms. Bayazit has served as President of Joint Venture “Emperador.”  Beginning in 2000, Emperador, and its predecessor company, Paola LLC, have been primarily engaged in humanitarian projects in cooperation with the Government of the Republic of Kazakhstan.  Such humanitarian projects included the construction of a hospital in Astana and assisted living locations for the indigent in Almaty.  Ms. Bayazit was also the President of Paola LLC after she founded the company in 1993.  Paola owned and operated manufacturing facilities used in the production of work clothes for industrial organizations in Kazakhstan.  During the period from 1983 to 1993, Ms. Bayazit held various positions within the Ministry of Consumer Goods of the USSR and Kazakhstan (from 1991).  These positions were Senior Economist (1983-1987), Chief of the Planning Department (1987-1989), Controller (1989-1990), Chief Financial Officer (1990-1992) and Vice President (1992-1993).  Ms. Bayazit received a B.A. in Economics and Trade Management and in Finance and Credit from Karagandy Economic University in 1983.  She is also currently enrolled in an M.B.A. program in Economics at the Kaliningrad State Technical University. We believe that Ms. Bayazit’s qualifications and her almost 20 years of experience in the consumer goods industry of Kazakhstan provide a unique perspective for our Board.

Vassili Oxenuk, 46, has been a member of ARG’s Board of Directors since March 2010.  Since 2009, Mr. Oxenuk has been the owner and Managing Member of Oxenuk Management, LLC, a registered investment advisor (RIA) headquartered in Las Vegas, Nevada. In addition, since 1996, Mr. Oxenuk has been the owner and Managing Member of Oxenuk Management Corp., a BVI company, which provides consulting and advisory services to companies located in Eastern Europe and the CIS. Mr. Oxenuk has over 15 years of venture capital and private equity experience, and has been involved in the management of various venture capital companies that have primarily focused on providing development capital to early stage, high technology companies in Eastern Europe. Mr. Oxenuk graduated from the high school for talented students specialized in physics and mathematics sponsored by the Moscow State University.  Mr. Oxenuk has a B.S. in Engineering from the Mozhaisky Military Engineering Institute, St. Petersburg, Russia, and a B.A. in Law from the Adygey State University, Russia.  He is the author of the book “Realization of Investment Management Functions” and numerous articles on strategic planning, economic development and leadership styles. We believe that Mr. Oxenuk is well suited to sit on our Board based on his extensive experience in venture capital and private equity and in management solutions advising companies in Eastern Europe and CIS on business development and expansion of operations.

Artur Januszewski, 48, who has served as Vice-Director of SM Market since 2009, has more than 20 years of experience with several of the leading supermarket chains in Europe. From 2008 to 2009, Mr. Januszewski was the Operations Director of Mosmart, a leading hypermarket and shopping center network in Russia with sales of approximately $500 million.  Prior to Mosmart, he was the Deputy Director General from 2006 to 2008 of The Paterson Co., an owner and operator of a network of more than 80 supermarkets in the Russian Federation and other Eastern European countries.  Paterson is a subsidiary of X5 Retail Group N.V., a publicly traded company and Russia’s largest retailer with sales of more than $9 billion. From 2004 to 2006, he was General Manager of Minimal Polska Sp. z o.o., a supermarket chain owned by Germany’s REWE Group.  REWE is one of the world’s leading retailers, with 2009 sales of over EUR 50 billion.  Mr. Januszewski’s experience also includes serving as the Operations Manager (2003-2004) of EMPiK sp. z o.o., a multimedia retail chain in Poland, and as Cluster Director (1999-2003) for Tesco Polska Sp. z o.o.  Tesco Polska is a subsidiary of Tesco PLC, a British retailer with annual sales exceeding GBP 55 billion.  Mr. Januszewski holds an M.S. in Economics from the High School of Planning and Statistics in Warsaw. We believe that Mr. Januszewski’s knowledge of all aspects of the Company’s business and his in-depth understanding of its operations, combined with over 20 years of experience in the retail business position him well as our Director.

All of our directors hold their positions on the board until our next annual meeting of the shareholders, and until their successors have been qualified after being elected or appointed.  Officers serve at the discretion of the board of directors.

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past five years:

•	had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

Directors and Officers of SM Market

According to its charter, SM Market is managed by its members. Members may appoint directors and officers to manage day-to-day operations of the company. ARG is the only member of SM Market. The following table sets forth certain information as of the closing date concerning the directors and officers of SM Market:

Directors and Executive Officers	Position/Title	Age

Farida Yazdigani	Director	42

Artur Januszewski	Vice-Director	48

Balziya Papasheva	Chief Accountant	47

The following is a summary of the biographical information of directors and officers of SM Market:

Farida Yazdigani, 42, has served as the Director of SM Market since 2007. In 1999, Ms. Yazdigani founded the business of SM Market with the opening of her first grocery store in Almaty under the name Lukum Ltd. The business grew to 8 stores by 2007 when SM Market was formed. From 1992 to 1999, Ms. Yazdigani worked as a store manager at Alma-Ata GorProdTorg. Ms. Yazdigani graduated from the University of Technologies of Almaty with a major in food technologies in 1992.

Artur Januszewski, 48, who has served as Vice-Director of SM Market since 2009, has more than 20 years’ experience with several of the leading supermarket chains in Europe. From 2008 to 2009, Mr. Januszewski was the Operations Director of Mosmart, a leading hypermarket and shopping center network in Russia with sales of approximately $500 million.  Prior to Mosmart, he was the Deputy Director General from 2006 to 2008 of The Paterson Co., an owner and operator of a network of more than 80 supermarkets in the Russian Federation and other Eastern European countries.  Paterson is a subsidiary of X5 Retail Group N.V., a publicly traded company and Russia’s largest retailer with sales of more than $9 billion. From 2004 to 2006, he was General Manager of Minimal Polska Sp. z o.o., a supermarket chain owned by Germany’s REWE Group.  REWE is one of the world’s leading retailers, with 2009 sales of over EUR 50 billion.  Mr. Januszewski’s experience also includes serving as the Operations Manager (2003-2004) of EMPiK sp. z o.o., a multimedia retail chain in Poland, and as Cluster Director (1999-2003) for Tesco Polska Sp. z o.o.  Tesco Polska is a subsidiary of Tesco PLC, a British retailer with annual sales exceeding GBP 55 billion.  Mr. Januszewski holds an M.S. in Economics from the High School of Planning and Statistics in Warsaw.

Balziya Papasheva, 47, has served as Chief Accountant of SM Market since February 2009. Prior to joining SM Market, Ms. Papasheva was the Chief Accountant of “Almaty Kitap” LLC from 1997 to 2009.  Almaty KItap is a leading publisher and book retailer in Kazakhstan.  While at Almaty Kitap, she managed a staff of 35 employees.  She is highly proficient in 1C, a software series that has become the industrial standard of business accounting systems in Russia and is used by SM Market.  Ms. Papasheva graduated in 1982 from Stavropol Technological College with a specialization in book-keeping.  In 1995 she graduated from Kazakhstan State Economic University with a degree in accounting.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee.  Because we only recently executed the share exchange, our Board of Directors is still in the process of finding an “audit committee financial expert” as defined in Regulation S-K and directors that are “independent” as that term is used in Section 10A of the Securities Exchange Act.

Audit Committee

We have not yet appointed an audit committee.  At the present time, we believe that the members of Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to our executive officers, for the two years ended December 31, 2010 and 2009 and for the two years ended December 31, 2009 and 2008 with regard to compensation paid by SM Market. No executive officer received compensation in excess of $100,000 for any of those two years.

Summary Compensation Table

Name and Position(s)	Year	Salary($)		Stock Awards	All other Compensation	Total Compensation

Soledad Bayazit(1)	2010	$-		$-	$-	$-
CEO, CFO and Director	2009	$-		$-	$-	$-

John Leo(2)	2010	$10,000	(2)	$0	$0	$10,000
CEO, CFO and Director	2009	$10,000	(2)	$0	$0	$10,000

Farida Yazdigani	2009	$39,000		$0	$0	$39,000
Director of SM Market	2008	$39,000		$0	$0	$39,000

(1)	Ms. Bayazit was appointed as our Chief Executive Officer, President, Secretary and Director on February 11, 2011. Ms. Bayazit has been Chief Executive Officer and Director of ARG since March 2010.

(2)
Mr. Leo tendered his resignations as our Chief Executive Officer, President, Secretary and Director on February 11, 2011. On December 31, 2010, Mr. Leo received 699,679 shares in payment for $31,460 of accrued salary owed to him by the Company.

Director Compensation

For the year ended December 31, 2010, none of the members of our Board of Directors received compensation for his service as a director. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

John C. Leo, the Company’s former chief executive officer and director, was previously issued promissory notes (the “Notes”) with an outstanding balance of $100,000 and $55,500 as of December 31, 2010 and 2009, respectively, in consideration for the loans extended by him to fund the Company’s operations.  The notes originally carried a fixed rate of 15%. Principal and interest are to be paid at the occurrence of the following events: a) Any financing in excess of $25,000, b) A change of control of the board, c) The issuance of shares equal to or greater than 10% of the outstanding in any 12 month period or other securities in which upon conversion would equate to an issuance in excess of 10% of the outstanding, d) The occurrence of any business combination transaction.

On December 31, 2010, Mr. Leo has agreed to retroactively reduce the interest rate of all promissory notes due him to 4% and to extend the due dates of all notes to March 31, 2011. Mr. Leo also agreed to forgo accrued salaries of $31,459.50 owed to him in exchange for issuance of 699,679 shares of common stock. On December 31, 2010, Brian Zucker, the Company’s former chief financial officer and director agreed to forego accrued salaries of $31,459.50 owed to him.

On February 4, 2011, Mr. Leo and ARG entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Mr. Leo sold to ARG, and ARG purchased from him, (a) an aggregate of 401,603 shares of the Company’s common stock representing approximately 50.1% of the then issued and outstanding shares of common stock for an aggregate purchase price of $225,000, or approximately $0.56 per share, and (b) the Notes for an aggregate purchase price of $100,000.

In 2009, SM Market entered into leases for two of its stores located in Almaty, Kazakhstan with Andrey V. Novikov, a former director of SM Market. The leases have a term of 15 years. Monthly rent is 5% of a store’s monthly sales.

In 2009, SM Market entered into leases for four of its stores located in Almaty, Kazakhstan with LUCH-2, an entity owned by the brother of Edgar Salduzi. Edgar Salduzi is the 100% owner of El Investment Corp., a majority shareholder of the Company. The leases have a term of 15 years. Monthly rent is 5% of a store’s monthly sales.

Rent expenses under the above described leases was approximately $2.1 million for the nine months ended September 30, 2010, and approximately $3.4 million and $3.6 million a for the years ended December 31, 2009 and 2008, respectively.

Other than the above transactions or as otherwise set forth in this report or in any reports filed by the Company with the SEC, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K. The Company is currently not a subsidiary of any company.

The Company’s Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate.  The Board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction.  However, the Board believes that the related party transactions are fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board.

LEGAL PROCEEDINGS

We do not know of any material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock, $.001 par value, is quoted on the OTC Bulletin Board under the symbol “DKII.” The following table shows the high and low closing prices for the periods indicated.

Year	High	Low

2010
Fourth Quarter	0.30	0.30
Third Quarter	1.85	1.45
Second Quarter	0.10	0.10
First Quarter	0.10	0.10

2009
Fourth Quarter	0.05	0.05
Third Quarter	0.10	0.10
Second Quarter	0.10	0.10
First Quarter	0.10	0.10

As of February 10, 2011, we had approximately 165 shareholders of record. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock

Dividends

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We will rely on dividends from SM Market for our funds and regulations of Kazakhstan may limit the amount of funds distributed to us from SM Market, which will affect our ability to declare any dividends.

Securities authorized for issuance under equity compensation plans

As of the date of this Current Report, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this report. The following discussion is qualified in its entirety by reference to such exhibits.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

As of February 14, 2011, there were 20,801,603 shares of common stock issued and outstanding.

Preferred Stock

We have authorized 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which none have been issued.   Our Board of Directors has the authority, without further action by the stockholders, to issue from time to time the blank check preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

There are currently no shares of preferred stock outstanding.

Notes

On July 12, 2010, ARG issued to certain investors 10% secured convertible notes in the aggregate principal amount of $1,201,000, equal to the cash proceeds of the issuance. The maturity date of the notes is January 12, 2012. Interest is accrued on the principal balance outstanding at a rate of 10% per annum starting from June 30, 2010. Accrued interest is payable on December 9, 2010, June 9, 2011 and on any conversion or payment date as applicable. The notes may not be prepaid.

The Company’s obligations under this note are guaranteed by Oxenuk Equity Fund Corp. under a limited recourse guaranty, which is secured by a pledge of 6 million shares of ARG’s common stock, held by Oxenuk Equity Fund, for the benefit of the holders of the notes.

Conversion

On the closing date of a qualified financing that will be accounted for as a sale of equity on the ARG’s balance sheet, the principal amount of this note shall be automatically converted into common stock of ARG. A qualified financing means the closing of any equity or equity related financings resulting in gross proceeds to ARG of at least $20,000,000 or such lesser amount that is approved by the note’s placement agent. On the closing date of a qualified financing that will be accounted for as a sale of debt on the ARG’s balance sheet, the holder has the option to convert the principal amount of the note. Further, the holder may at any time convert any or all of the note’s principal balance into shares of the ARG’s common stock.

The number of shares of common stock to be issued upon any conversion under this note shall equal (i) the principal amount of the note being converted divided by (ii) the conversion price. The conversion price shall equal the lesser of (I) $7.00 per share (adjusted for stock splits, dividends or combination of shares after the issuance of the note) or (II) the product of (x) 450% of (4.5 times) the ARG’s net after-tax income for the year ended December 31, 2009 as set forth in financial statements audited and reported in accordance with US GAAP divided by (y) 14,000,000.

Event of Default

Under the terms of the note agreement, an event of default means any one of the following events:

●	ARG’s failure to pay to the holder any amount of principal, interest, or other amounts when due and as due under the note;
●
ARG or its subsidiary commences any applicable bankruptcy proceeding, or is adjudicated insolvent or bankrupt, or any order of relief to this effect is entered, or the Company fails to pay any of its debts as they become due, or the Company restructures its debts;

●	ARG or its subsidiary defaults in any of its obligations under any other debenture or mortgage, credit agreement or other facility in an amount exceeding $50,000;
●	ARG or its subsidiary shall incur any indebtedness that is pari passu with or senior in priority to the note.

During the time that this note is outstanding, if any event of default has occurred, 150% of the full unpaid principal amounts of this note, together with accrued and unpaid interest, immediately due and payable in cash. During the continuance of default, the following remedies will be available to the holder:

●	The interest rate on all amounts due to the holder will be 15% per annum from the date of default until full repayment occurs;
●	Within 3 business days after the occurrence of default, the Company shall redeem the note at 150% of the principal amount plus accrued interest;
●
The Company shall issue the holder a warrant, which shall permit the holder to purchase that number of whole shares equal to the principal amount of this note (prior to acceleration) divided by the conversion price.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which it may be unable to recoup.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements and the notes to the consolidated financial statements are included in this report starting on page F-1.

Item 3.02   Unregistered Sales of Equity Securities.

Please refer to Item 1.01 - “Entry into a Material Definitive Agreement” for a description of the unregistered sales of equity securities pursuant to the Share Exchange Agreement, which is incorporated in its entirety into this Item 3.02.

The issuance of shares of common stock under the Share Exchange Agreement was exempt from registration pursuant to Section 4(2) of the Securities Act, Regulation D and Regulation S promulgated thereunder.

Item 4.01   Changes in Registrant’s Certifying Accountant

Previous Independent Accountants

On February 11, 2011, we dismissed Paritz & Company, P.A., as our independent accountant. The reports of Paritz and Company, P.A., on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified; however, the reports were modified as to the uncertainty of our ability to continue as a going concern due to our  dependence on a successful execution of our plan of operations and ability to raise additional financing, lack of our generation of revenues, and our stockholders’ deficit and negative working capital. The decision to change independent accountants was approved by our Board of Directors on February 11, 2011.

During our two most recent fiscal years and through the date of this report, we have had no disagreements with Paritz & Company, P.A., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Paritz and Company, P.A., would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years and through the date of this report on Form 8-K, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

We provided Paritz & Company, P.A., with a copy of this disclosure before its filing with the SEC. We requested that Paritz & Company, P.A., provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements, and we received a letter from Paritz & Company, P.A., stating that it does agree with the above statements. A copy of such letter, dated as of February 14, 2011 is filed as Exhibits 16.1 to this report.

New Independent Accountants

Our Board of Directors appointed Femida-Audit LLC as our new independent registered public accounting firm effective as of February 11, 2011. During the two most recent fiscal years and through the date of our engagement, we did not consult with emida-Audit LLC regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years.

Item 5.01   Changes in Control of Registrant

On February 11, 2011, we consummated the share exchange transaction with the shareholders of ARG, through which the shareholders of ARG delivered to us all the issued and outstanding shares of stock of ARG and in exchange, we delivered to them 20,000,000 shares of newly-issued common stock. EL Investment Corp. became a holder of 11,201,603 shares our common stock and Oxenuk Equity Fund Corp. became a holder of 7,300,000 shares of our common stock.

Prior to closing of the share exchange, we were authorized to issue 200,000,000 shares of Common Stock, of which 801,603 shares of Common Stock were issued and outstanding, and 10,000,000 shares of preferred stock, none of which was issued and outstanding.

As a result of these transactions, EL Investment Corp. became our majority shareholder. Mr. Edgar Salduzi is the controlling stockholder of EL Investment Corp.

In connection with these transactions, effective on February 11, 2011, we appointed Ms. Soledad Bayazit as our Chairman, Chief Executive Officer and Chief Financial Officer, and Mr. Vassili Oxenuk and Mr. Artur Januszewski as our directors. John C. Leo and Brian F. Zucker resigned as our officers at the same time. John C. Leo, Brian F. Zucker and Jimmy Sung resigned as our directors effective upon the Effective Date (expected to occur on or about February 20, 2011).

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors, Appointment of Directors

Please refer to Item 2.01 - “Completion of Acquisition or Disposition of Assets “- “Our Directors and Executive Officers” and Item 5.01 - “Changes in Control of Registrant” above, which description is in its entirety incorporated by reference to this Item 5.02 of this report.

Item. 5.06   Change in Shell Company Status

As a result of our acquisition of all of the outstanding capital stock of ARG as described in Item 2.01, which description is incorporated by reference in this Item 5.06 of this report, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Item 9.01   Financial Statements and Exhibits.

(a)	The financial statements of ARG are appended to this report beginning on page F-1.

(b)	Pro forma financial information concerning the Reverse Acquisition is appended to this report beginning on page F-22.

(c)	The following exhibits are filed with this report:

	2.1	Form of Share Exchange Agreement dated February 11, 2011.

	16.1	Letter from Paritz & Company, P.A. to the SEC.

	21.1	List of Subsidiaries.

American Retail Group, Inc. and Subsidiary
Consolidated Financial Statements
For the Nine Months Ended September 30, 2010 and 2009 (Unaudited) and
For the Years Ended December 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm

TO THE BOARD OF DIRECTORS
AMERICAN RETAIL GROUP, INC.

We have audited the accompanying consolidated balance sheets of American Retail Group, Inc. (the Company), as of 31 December 2008, 2009 and the related statements of operations, cash flows and changes in equity for the years ended 31 December 2008, 2009. Also we have performed a review of the financial statements of the Company for the periods ended 30 September 2010 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Retail Group, Inc., as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years ended December 31, 2009, 2008 in conformity with U.S. generally accepted accounting principles. The review of the financial statements of the Company for the periods ended 30 September 2010 and 2009 has not revealed any material misstatement.

/s/  Femida-Audit 000
Audit Firm Femida Audit, limited liability company
Moscow, Russia
February 10, 2011

AMERICAN RETAIL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010, DECEMBER 31, 2009 AND DECEMBER 31, 2008

	September 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$4,601,063	$1,152,670	$1,921,701
Accounts receivable	2,338,352	2,927,283	3,514,973
Advances to suppliers	3,624,529	639,949	640,420
VAT credits	2,528,474	246,274	782,862
Inventory	21,794,781	30,101,652	14,984,622
Other current assets	713,585	115,332	30,228
Total current assets	35,600,784	35,183,160	21,874,806

Property and equipment, net	68,455,708	70,747,889	19,572,873
Intangible assets, net	2,550,000	2,875,272	391,549
Goodwill	43,586,519	43,260,273	-
Equipment advances	238,413	241,585	26,786,668
Debt issue costs	88,905	-	-

TOTAL ASSETS	$150,520,329	$152,308,179	$68,625,896

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$25,229,357	$37,856,555	$16,029,691
Liability for uncertain tax positions	7,212,892	5,635,806	2,382,339
Line of credit, current	3,842,854	3,814,090	-
Loan payable, carrying value, current	17,034,000	15,547,942	-
Total current liabilities	53,319,103	62,854,393	18,412,030

Line of credit, non-current	-	-	4,642,490
Loan payable, carrying value, non-current	-	-	16,897,206
Convertible note payable	1,201,000	-	-

Total liabilities	54,520,103	62,854,393	39,951,726

Commitments and contingencies	-	-	-

STOCKHOLDERS' EQUITY:
Common stock; $0.001 par value; 100,000,000 shares authorized,
20,000,000 shares issued and outstanding	20,000	12,000	12,000
Additional paid-in capital	70,897,100	70,905,100	8,648,853
Accumulated other comprehensive loss	(16,385,630)	(16,867,271)	(77,141)
Retained earnings	41,468,756	35,403,957	20,090,458
Total stockholders' equity	96,000,226	89,453,786	28,674,170

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$150,520,329	$152,308,179	$68,625,896

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RETAIL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 AND
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Nine Months Ended	Nine Months Ended	Year Ended	Year Ended
	September 30,	September 30,	December 31,	December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$128,301,273	$176,683,757	$218,526,896	$95,955,834
Cost of Revenue	96,859,372	128,760,680	151,473,036	68,390,807
Gross profit	31,441,901	47,923,077	67,053,860	27,565,027

Operating expenses:
Selling expense	17,703,871	17,450,906	25,524,819	14,851,587
General and adminstrative expense	4,162,478	13,509,941	20,075,768	5,735,564
Total operating expenses	21,866,349	30,960,847	45,600,587	20,587,151
Income from operations	9,575,552	16,962,230	21,453,273	6,977,876

Non-operating income (expense):
Foreign exchange transaction loss	(300)	(1,778)	(161)	(50,037)
Gain (loss) on disposal of assets	-	446	443	(4,129)
Interest expense	(1,927,627)	(1,687,022)	(2,311,682)	(1,108,380)
Total non-operating income (expense):	(1,927,927)	(1,688,354)	(2,311,400)	(1,162,546)

Income before income tax	7,647,625	15,273,876	19,141,873	5,815,330

Provision for income taxes	1,582,826	3,054,775	3,828,374	1,744,599

Net income	$6,064,799	$12,219,101	$15,313,499	$4,070,731

Other comprehensive income (loss)
Foreign currency translation adjustment	481,641	(17,949,321)	(16,790,130)	(636,459)

Comprehensive income (loss)	$6,546,440	$(5,730,220)	$(1,476,631)	$3,434,272

Weighted average shares outstanding :
Basic	17,852,941	12,000,000	12,000,000	12,000,000
Diluted	18,090,838	12,000,000	12,000,000	12,000,000

Earnings (loss) per share:
Basic	$0.34	$1.02	$1.28	$0.34
Diluted	$0.34	$1.02	$1.28	$0.34

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RETAIL GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Retained	Stockholders'
	Shares	Amount	Capital	Income (loss)	Earnings	Equity

Balance December 31, 2007	12,000,000	$12,000	$(11,173)	$559,318	$16,019,727	$16,579,872

Foreign currency translation adjustment				(636,459)	-	(636,459)
Partner capital contribution			4,419,350	-	-	4,419,350
Debt discount on loan payable			4,240,676			4,240,676
Net income for the year ended December 31, 2008				-	4,070,731	4,070,731

Balance December 31, 2008	12,000,000	12,000	8,648,853	(77,141)	20,090,458	28,674,170

Foreign currency translation adjustment				(16,790,130)	-	(16,790,130)
Partner capital contribution			2,001,000			2,001,000
Purchase of Gros Chain of Supermarkets, LLP			60,255,247			60,255,247
Net income for the year ended December 31, 2009				-	15,313,499	15,313,499

Balance December 31, 2009	12,000,000	12,000	70,905,100	(16,867,271)	35,403,957	89,453,786

Foreign currency translation adjustment				481,641		481,641
Reverse acquisition of SM Market, LLP	8,000,000	8,000	(8,000)			-
Net income for the nine months ended September 30 ,2010 (unaudited)					6,064,799	6,064,799

Balance September 30, 2010 (unaudited)	20,000,000	$20,000	$70,897,100	$(16,385,630)	$41,468,756	$96,000,226

The accompanying notes are an integral part of these consolidated financial statements

AMERICAN RETAIL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 AND
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Nine Months Ended	Nine Months Ended	Year Ended	Year Ended
	September 30,	September 30,	December 31,	December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,064,799	$12,219,101	$15,313,499	$4,070,731
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,610,673	1,667,534	2,223,379	1,011,650
Non-cash interest expense	1,358,558	1,271,544	1,733,691	515,326
Amortization of debt issue costs	15,165	-	-	-
Gain (loss) on disposal of property and equipment	-	(446)	(444)	4,129
(Increase) / decrease in current assets:
Accounts receivable	69,608	(785,668)	(41,126)	(3,631,374)
Advances to suppliers	(3,073,428)	(61,227)	(118,439)	(670,576)
VAT credits	(2,352,030)	389,208	413,058	(431,212)
Inventory	8,802,163	7,414,580	(1,877,403)	(4,790,957)
Other current assets	(151,671)	(272,423)	(94,184)	(15,232)
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses	(12,743,604)	40,289,383	9,054,563	10,999,011
Liability for uncertain tax positions	1,582,826	3,054,775	3,828,374	1,744,599
Net cash provided by operating activities	2,183,059	65,186,361	30,434,968	8,806,095

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment and software	(8,127)	(22,478,323)	(22,697,694)	(6,738,812)
Disposals of property and equipment	-	989,705	981,478	181,834
Change in equipment advances	251,059	(7,899,206)	22,651,676	(27,866,986)
Purchase of Gros Chain of Supermarkets, LLP	-	(44,049,344)	(44,049,344)	-
Net cash provided by (used in) investing activities	242,932	(73,437,168)	(43,113,884)	(34,423,964)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	1,201,000	-	-	20,910,000
Payment of debt issue costs	(104,070)	-	-	-
Proceeds from capital contribution	-	-	2,001,000	4,419,350
Net cash provided by financing activities	1,096,930	-	2,001,000	25,329,350

Effect of exchange rate changes on cash and cash equivalents	(74,528)	9,460,359	9,908,885	604,092

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,448,393	1,209,552	(769,031)	315,573

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	1,152,670	1,921,701	1,921,701	1,606,128

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$4,601,063	$3,131,253	$1,152,670	$1,921,701

CASH PAID FOR:
Interest	$500,628	$415,477	$577,991	$593,054
Income taxes	$2,343	$-	$1,553	$4,181

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Purchase of Gros Chain of Supermarkets, LLP	$-	$-	$60,255,247	$-

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RETAIL GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)
AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

American Retail Group, Inc. (the “Company”) was incorporated in Las Vegas, Nevada on February 16, 2010. Effective March 10, 2010, the Company consummated a transaction pursuant to a share exchange agreement with the shareholders of SM Market Retail, LLP (“the Subsidiary”, “SM Market”). Pursuant to the share exchange agreement, the Company acquired all of the outstanding share capital of SM Market in exchange for the Company’s issuance of 12,000,000 shares of its common stock. The exchange of shares with the SM Market shareholders was accounted for as a reverse acquisition under the acquisition method of accounting, since SM Market obtained control of the Company.

SM Market was formed as a limited liability company under the laws of Kazakhstan in 2007, and is a leading chain of supermarkets in Kazakhstan. On January 1, 2009, SM Market acquired Gros Chain of Supermarkets, LLP (“Gros”) through an asset purchase. As a result of the acquisition of Gros, the Company owned and operated a total of 50 stores. In 2009 and 2010, 24 stores that did not meet the Company’s high operational standards were closed, and nine new stores were opened, resulting in its current level of 35 stores throughout 8 regions in Kazakhstan. The chain of supermarkets currently has goods supply contracts with over 400 suppliers, including suppliers from Russia and Europe. The Company also produces its own “Private Label,” which is its own brand whereby the Company produces 100 different items including baked goods, pizzas and confectionary goods. The Company currently operates its stores in three formats: supermarkets (26 stores), discount stores (6 stores) and corner stores (3 stores). The Company is operated by European management with extensive experience operating large Russian and international retail chains. Currently there are approximately 2,000 employees of the Company.

The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.  The Company’s fiscal year ends on December 31.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP) and have been consistently applied. The Company’s subsidiary uses its local currency, the Kazakhstan Tenge; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of American Retail Group, Inc. and SM Market Retail, LLP, its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of the Company’s consolidated financial statements relate to the determination of depreciation rates for equipment, as well as the carrying value of our inventory. Actual results could differ materially from these estimates upon which the carrying values were based.

Revenue Recognition

In accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” the Company recognizes revenue when it is realized or realizable and earned. Sales are recognized net of value-added tax and discounts when transfer of risks and rewards has been completed. Revenues from the sale of products are recognized at the point of sale. The Company must meet all of the following four criteria under SAB 104 to recognize revenue:

●	Persuasive evidence of an arrangement exists
●	Delivery has occurred
●	The sales price is fixed or determinable
●	Collection is reasonably assured

Cost of Goods Sold

Cost of goods sold includes cost of inventory sold during the period, less the below vendor marketing allowances.

Vendor allowances totaled $2.0 million and $11.4 million for the nine months ended September 30, 2010 and 2009, respectively. Vendor allowances totaled $20.2 million, $6.9 million and $4.7 million in 2009, 2008 and 2007, respectively. Vendor allowances can be grouped into the following broad categories: promotional allowances, slotting allowances and contract allowances. All vendor allowances are classified as an element of cost of goods sold.

Promotional allowances made up approximately 93% and 49% of all allowances during the nine months ended September 30, 2010 and 2009, respectively. Promotional allowances made up approximately 62% of all allowances in 2009, and approximately 88% in 2008 and 2007. With promotional allowances, vendors pay SM Market to promote their product. The promotion may be any combination of a temporary price reduction, a feature in print ads, a feature in an SM Market circular or a preferred location in the store. The promotions are typically one to two weeks long.

Slotting allowances made up approximately 0% and 13% of all allowances during the nine months ended September 30, 2010 and 2009, respectively. Slotting allowances made up approximately 11% of all allowances in 2009, and approximately 12% in 2008 and 2007. With slotting allowances, the vendor reimburses SM Market for the cost of placing new product on the shelf. The Company has no obligation or commitment to keep the product on the shelf for a minimum period.

Contract allowances make up the remainder of all allowances. Under a typical contract allowance, a vendor pays the Company to keep product on the shelf for a minimum period of time or when volume thresholds are achieved.
Promotional and slotting allowances are accounted for as a reduction in the cost of purchased inventory and recognized when the related inventory is sold. Contract allowances are recognized as a reduction in the cost of goods sold as volume thresholds are achieved or through the passage of time.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in time deposits and all highly liquid investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are presented at net realizable value. Accounts receivable primarily arises from the Company’s marketing activities on behalf of its suppliers. The Company annually ascertains the need for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of the reserve.

Advances to Suppliers / Equipment Advances

The Company makes advances to certain suppliers for purchases of inventory. These advances are interest free and unsecured. When advances are paid towards purchases of equipment, the Company separately classifies the payment in long-term assets as equipment advances, due to the long-term nature of the assets being purchased.

Inventory

Inventory is stated at the lower of cost or market. Cost has been determined by using the FIFO method. The Company periodically reviews its reserves for lost or spoiled inventories. The Company is permitted to return unsold inventory to its suppliers. The Company writes off 0.03% of its inventory purchased to reflect its estimate of inventory waste and other losses. Approximately 94-97% of the Company’s inventory consists of goods procured for resale, and the remaining 3-6% consists of raw materials and goods produced by the Company for resale.

Property and Equipment

Property and equipment are stated at historical cost and are depreciated using the straight-line method over their estimated useful lives. The useful lives and depreciation methods are reviewed periodically to ensure that the depreciation method and period are consistent with the anticipated pattern of future economic benefits. Expenditures for maintenance and repairs which do not improve or extend the respective lives of the assets are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations. The Company’s property and equipment substantially consists of machinery and equipment used in its stores, with less than 0.5% of its property and equipment consisting of vehicles.

The estimated useful lives were as follows:

Machinery and equipment	30 years
Vehicles	10 years

Long-Lived Assets

The Company applies the provisions of FASB ASC 360-10, “Property, Plant, and Equipment” (“ASC 360-10”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360-10 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, there were no significant impairments of its long-lived assets.

Intangible Assets and Goodwill

Intangible assets consist of (1) software and (2) below-market leases relating to store leases assumed in connection with the acquisition of Gros Chain of Supermarkets, LLP (see Note 17).  Goodwill represents the excess of the cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. Software is amortized over a 5-year useful life. The under-market leases are being amortized over an estimated 7-year life. Goodwill is not amortized but is tested annually for impairment in the fourth quarter of each fiscal year by comparing the fair value of the business to its carrying amount, including goodwill.

If the carrying amount of the intangible assets or goodwill exceeds its calculated fair value, the second step of the impairment test will be performed to measure the amount of the impairment loss, if any. Based on its review, the Company believes that, as of September 30, 2010 (unaudited) and December 31, 2009, there were no impairments of its intangible assets or goodwill.

Fair Value Measurements

For certain financial instruments, including accounts receivable, advances to suppliers, loans receivable, accounts payable, accrued payroll, advances payable and loans payable, the carrying amounts approximate fair value due to their relatively short maturities.

On January 1, 2008, the Company adopted FASB ASC 820-10, “Fair Value Measurements and Disclosures (“ASC 820-10”).” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not identify any assets and liabilities that are required to be presented in the balance sheets at fair value.

Concentrations

Cash includes cash on hand and demand deposits in accounts maintained within Kazakhstan and the United States. Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions within Kazakhstan are not covered by insurance. The Company has not experienced any losses in such accounts.

Foreign Currency Transactions and Comprehensive Income (Loss)

The reporting currency of the Company is the U.S. dollar. The Company’s subsidiary uses its local currency, the Kazakhstan Tenge (“KZT”), as its functional currency. Assets and liabilities are translated using the exchange rates prevailing at the balance sheet date. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) in the consolidated statements of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The Company recorded translation gains (losses) of $481,641 and ($17,969,321) for the nine months ended September 30, 2010 and 2009 (unaudited), respectively. The Company recorded translation losses of $16,790,130 and $636,459 for the years ended December 31, 2009 and 2008, respectively. Asset and liability amounts at September 30, 2010 (unaudited) were translated at 149.70 KZT to $1.00 for the Company’s Kazakh subsidiary. Asset and liability amounts at December 31, 2009 and 2008 were translated at 150.83 KZT to $1.00 and 123.92 KZT to $1.00, respectively for the Company’s Kazakh subsidiary. Equity accounts were stated at their historical rates. The average translation rates applied to income statement accounts for the nine months ended September 30, 2010 and 2009 (unaudited) were 145.14 KZT and 143.88 KZT to $1.00, respectively. The average translation rates applied to income statement accounts for the years ended December 31, 2009 and 2008 were 144.93 KZT and 118.34 KZT to $1.00, respectively. Cash flows are also translated at average translation rates for the period. Therefore, amounts reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Foreign Currency Transaction Gains and Losses

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.  For the nine months ended September 30, 2010 and 2009 (unaudited), the Company recorded net transaction losses of $300 and $1,778, respectively. For the years ended December 31, 2009 and 2008, the Company recorded net transaction losses of $161 and $50,037, respectively. Historically, the Company has not entered into any currency trading or hedging transactions, although there is no assurance that the Company will not enter into such transactions in the future.

Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Applicable interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of operations and other comprehensive income (loss).

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with the FASB ASC 260-10, “Earnings Per Share” (“ASC 260-10”). Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive instruments were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At December 31, 2009 and December 31, 2008, there were no potentially dilutive shares that would be included or excluded in calculating diluted earnings per share. The following is a reconciliation of basic and diluted earnings per share for the nine months ended September 30, 2010 and 2009, respectively.

	Nine Months Ended September 30,
	2010			2009
			Per			Per
	Income	Shares	Share	Income	Shares	Share

Basic earnings per share

Net income	$6,064,799			$12,219,101

Weighted shares outstanding		17,852,941			12,000,000

			$0.34			$1.02

Diluted earnings per share

Net income	$6,064,799			$12,219,101

Weighted shares outstanding		17,852,941			12,000,000
Effect of dilutive securities
Convertible note payable		237,897			-
		18,090,838			12,000,000

			$0.34			$1.02

Statement of Cash Flows

In accordance with FASB ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Segment Reporting

FASB ASC 280, “Segment Reporting” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has one operating segment. Disaggregation of the Company’s operating results is impracticable, because the operating activities and its assets overlap, and management reviews its business as a single operating segment. All of the Company’s operations are located in Kazakhstan.

Recent Pronouncements

In October 2009, the FASB issued Accounting Standards Update 2009-15 ("ASU 2009-15") regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”). The new standard addresses, among other things, guidance regarding activity in Level 3 fair value measurements. Portions of ASU No. 2010-06 that relate to the Level 3 activity disclosures are effective for the annual reporting period beginning after December 15, 2010. The Company will provide the required disclosures beginning with the Company’s Annual Report on Form 10-K for the year ending December 31, 2011. Based on the initial evaluation, the Company does not anticipate a material impact to the Company’s financial position, results of operations or cash flows as a result of this change.

On February 25, 2010, the FASB issued ASU 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

Note 3 – Accounts Receivable

The following is a summary of accounts receivable:

	September 30,	December 31,	December 31,
	2010	2009	2008
Marketing allowances	$1,344,586	$2,689,485	$3,214,158
Space sublet	677,354	-	-
Other trade receivables	316,412	237,798	300,816
	$2,338,352	$2,927,283	$3,514,973

Note 4 – Advances to Suppliers

In the Republic of Kazakhstan, suppliers commonly require advance payment in cash for their products. A payment may be in full or it may be a partial payment. The Company had $3,624,529, $639,949 and $640,420 in advances paid to suppliers at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively.

Note 5 – Property and Equipment

The following is a summary of property and equipment:

	September 30,	December 31,	December 31,
	2010	2009	2008
Machinery and equipment	$74,589,035	$74,022,913	$21,414,944
Vehicles	71,076	70,544	85,866
	74,660,111	74,093,457	21,500,810
Accumulated depreciation	(6,204,403)	(3,345,568)	(1,927,937)
Property and equipment, net	$68,455,708	$70,747,889	$19,572,873

Depreciation expense was approximately $1.9 million and $1.4 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively. Depreciation expense was approximately $1.8 million and $1.0 million for the years ended December 31, 2009 and 2008, respectively.

Note 6 – Intangible Assets

The following is a summary of intangible assets:

	September 30,	December 31,	December 31,
	2010	2009	2008
Under-market leases*	$2,498,617	$2,479,914	$-
Software	791,547	785,622	412,267
	3,290,164	3,265,536	412,267
Accumulated amortization	(740,164)	(390,264)	(20,718)
Intangible assets, net	$2,550,000	$2,875,272	$391,549

*See note 17.

Information about estimated amortization expense for intangible assets subject to amortization for the five years succeeding December 31, 2009, is as follows:

Amortization Expense
2010	$453,100
2011	453,100
2012	453,100
2013	453,100
2014	453,100

Amortization expense was approximately $358,000 and $290,000 for the nine months ended September 30, 2010 and 2009 (unaudited), respectively. Amortization expense was approximately $389,000 and $9,000 for the years ended December 31, 2009 and 2008, respectively.

Note 7 –Goodwill

Goodwill arose from the excess of the purchase price of the Gros Chain of Supermarkets, and represents the value that the Company paid in the ongoing business. The Company performed a cash flow analysis of the goodwill in accordance with FASB ASC 360-10, and determined at September 30, 2010 and December 31, 2009 that no impairment of its goodwill should be recorded.

Note 8 – Equipment Advances

The Company had $238,413, $241,585 and $26,786,668 in equipment advances at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively. Equipment advances were classified in non-current assets because the advances were towards purchases of equipment. At December 31, 2008, the Company’s balance related primarily to equipment being purchased for stores to be acquired in contemplation of the purchase of the Gros Chain of Supermarkets, LLP, which closed on January 1, 2009.

Note 9 – Line of Credit

On December 26, 2007, to fund its working capital and expand its business, the Company entered into a secured line of credit agreement with OAO Sberbank, which is Russia’s largest bank. The credit limit is 575,277,600 KZT (or $3,842,854 at September 30, 2010 at a translation rate of 149.70 KZT to $1). The credit line is available to draw from the date of the agreement until June 26, 2010. The loan bears interest at 12 or 14% per annum during the two-year period through December 26, 2009, and 15 or 17% per annum during the period from December 26, 2009 through the date of maturity, which was December 26, 2010. The note’s maturity was extended through December 21, 2011. Under the terms of the agreement, if the Company’s quarterly deposit activity exceeds 1,500,000,000 KZT (or $10,020,040 at September 30, 2010 at a translation rate of 149.70 KZT to $1), then the lower interest rate prevails. Otherwise, the higher rate of interest is accrued. Beginning January 27, 2008, the Company is required to make monthly interest-only payments on the line of credit based on the applicable interest rate throughout the term of the loan, with a balloon payment due at maturity for the full principal amount plus any accrued and unpaid interest. The line of credit is secured by real estate owned by a related party entity, LUCH-2, as well as guarantees from two additional related parties, Edgar Salduzi and Gulbanu Akbalaeva. Edgar Salduzi is the brother of the owner of LUCH-2, and also holds a 100% interest in El Investment Corp., which is majority shareholder of the Company. Gulbanu Akbalieva is an employee of the entity, owned by Alexendar Salduzi, who is the brother of Edgar Salduzi. The Company may repay the loan early without penalty; however, Sberbank reserves the right of refusal of early repayment. If the Company fails to make its monthly interest payments within 10 days of the due date, the Company must pay an additional 0.25% penalty on the outstanding principal balance of the loan. Sberbank has the right to demand repayment in the event of default. Terms of default include any non-payments of amounts owed under the agreement, as well as violation of any other terms of the agreement by the Company. Further, a 6% penalty on unpaid principal is charged to the Company in the event of default.

Interest expense from this line of credit during the nine months ended September 30, 2010 and 2009 (unaudited) was $474,305 and $415,477, respectively. Interest expense from this line of credit during the years ended December 31, 2009 and 2008 was $577,991 and $593,054, respectively.

Note 10 –Loan Payable

On September 28, 2008, to fund its working capital and expand its business, the Company entered into an unsecured, interest-free loan agreement with ELIKA, who is also a supplier to the Company. The loan contains no default provisions. Under the terms of the loan agreement, the Company received the full principal amount of 2,550,000,000 KZT (or $17,034,000 at September 30, 2010 at a translation rate of 149.70 KZT to $1). The Company recognized interest expense on the loan against additional paid-in capital over the loan’s maturity at a rate of 12% per annum, a rate similar to the interest incurred on the Company’s line of credit with Sberbank (see Note 9), and considered by the Company to be a comparable rate on a loan similar in nature. The Company recognized interest expense on this loan in the accompanying statements of operations and other comprehensive income (loss) in the amount of $1,358,558 and $1,271,544 during the nine months ended September 30, 2010 and 2009, respectively. Likewise, the Company recognized $1,733,691 and $515,326 in interest expense on this loan during the years ended December 31, 2009 and 2008 2007, respectively. The loan matured on September 30, 2010. The Company and ELIKA agreed to an extension of maturity to March 31, 2011.

Note 11 – Convertible Note Payable

On July 12, 2010, the Company issued to certain investors 10% secured convertible notes in the aggregate principal amount of $1,201,000, equal to the cash proceeds. The maturity date of the notes is January 12, 2012. Interest is accrued on the principal balance outstanding at a rate of 10% per annum from June 30, 2010. Accrued interest is payable on December 9, 2010, June 9, 2011 and on any conversion or payment date as applicable. The notes may not be prepaid.

The Company’s obligations under this note are guaranteed by Oxenuk Equity Fund Corp. under a limited recourse guaranty, which is secured by a pledge of 6 million shares of the Company’s common stock, held by Oxenuk Equity Fund, for the benefit of the holders of the notes.

Conversion

On the closing date of a qualified financing that will be accounted for as a sale of equity on the Company’s balance sheet, the principal amount of this note shall be automatically converted into common stock of the Company. A qualified financing means the closing of any equity or equity related financings resulting in gross proceeds to the Company of at least $20,000,000 or such lesser amount that is approved by the note’s placement agent. On the closing date of a qualified financing that will be accounted for as a sale of debt on the Company’s balance sheet, the holder has the option to convert the principal amount of the note. Further, the holder may at any time convert any or all of the note’s principal balance into shares of the Company’s common stock.

The number of shares of common stock to be issued upon any conversion under this note shall equal (i) the principal amount of the note being converted divided by (ii) the conversion price. The conversion price shall equal the lesser of (I) $7.00 per share (adjusted for stock splits, dividends or combination of shares after the issuance of the note) or (II) the product of (x) 450% of (4.5 times) the Company’s net after-tax income for the year ended December 31, 2009 as set forth in financial statements audited and reported in accordance with US GAAP divided by (y) 14,000,000.

Event of Default

Under the terms of the note agreement, an event of default means any one of the following events:
●	The Company’s failure to pay to the Holder any amount of principal, interest, or other amounts when due and as due under the note;
●
The Company or subsidiary commences any applicable bankruptcy proceeding, or is adjudicated insolvent or bankrupt, or any order of relief to this effect is entered, or the Company fails to pay any of its debts as they become due, or the Company restructures its debts;

●	The Company or subsidiary defaults in any of its obligations under any other debenture or mortgage, credit agreement or other facility in an amount exceeding $50,000;
●	The Company or its subsidiary shall incur any indebtedness that is pari passu with or senior in priority to the note.

During the time that this note is outstanding, if any event of default has occurred, 150% of the full unpaid principal amounts of this note, together with accrued and unpaid interest, immediately due and payable in cash. During the continuance of default, the following remedies will be available to the holder:
●	The interest rate on all amounts due to the holder will be 15% per annum from the date of default until full repayment occurs;
●	Within 3 business days after the occurrence of default, the Company shall redeem the note at 150% of the principal amount plus accrued interest;
●
The Company shall issue the holder a warrant, which shall permit the holder to purchase that number of whole shares equal to the principal amount of this note (prior to acceleration) divided by the conversion price.

The Company has complied with the provisions of FASB ASC Topic 470-20-5 Debt with Conversion and Other Options and has calculated the intrinsic value at the date of the note, as the difference between the conversion price and the fair value of the Company’s common stock, multiplied by the number of shares into which the note is convertible. The Company determined that there is no beneficial conversion feature, based on its intrinsic value.

In connection with this note, the Company recorded debt issue costs in the amount of $104,070. Amortization through September 30, 2010 amounted to $15,165 and was recorded through interest expense. Interest expense accrued to the note during 2010 was $26,323. As of September 30, 2010, the principal is convertible into approximately 238,000 shares of the Company’s common stock.

Note 12 – Related Party Transactions

Related parties include shareholders and their immediate families, entities under common ownership with the Company and members of key management personnel and their immediate families. The Company and its subsidiary, in the ordinary course of business, enter into various transactions with related parties. The terms of the transactions would not necessarily be on similar terms had the Company entered into the transactions with third parties.

In 2009 the Company entered into leases for two of its stores in Almaty, Kazakhstan with Andrey V. Novikov, a former director of the Company. The leases have a term of 15 years. Monthly rent is paid at 5% of monthly sales in the respective stores.

In 2009 the Company entered into leases for four of its stores in Almaty, Kazakhstan with LUCH-2, an entity owned by the brother of Edgar Salduzi. Edgar Salduzi is the 100% owner of El Investment Corp., a majority shareholder of the Company. The leases have a term of 15 years. Monthly rent is paid at 5% of monthly sales in the respective stores.

Rent expense under the above leases was approximately $2.1 million and $2.3 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively. Rent expense for these stores (translated into USD at their respective rates) was approximately $3.4 million and $3.6 million for the years ended December 31, 2009 and 2008, respectively.

Note 13– Commitments and Contingencies

Kazakhstan Business Environment

Kazakhstan declared independence on December 16, 1991. Since the independence Kazakhstan has pursued a balanced foreign policy and worked to develop its economy. In 2000, Kazakhstan became the first former Soviet republic to repay all of its debt to the International Monetary Fund, 7 years ahead of schedule. An overall macroeconomic stability and series of economic reforms have allowed Kazakhstan to achieve economic growth of around 10 percent annually over the past 10 years. Kazakhstan has a stable relationship with all of its neighbors, and is a member of the United Nations, Organization for Security and Cooperation in Europe, Euro-Atlantic Partnership Council and Organization of the Islamic Conference (OIC), North Atlantic Treaty Organization Partnership for Peace program, Commonwealth of Independent States, the Economic Cooperation Organization and the Shanghai Cooperation Organization. In 2010, Kazakhstan became a member of the Customs Union that also includes Russia and Belarus. Such abovementioned factors demonstrate that the overall internal and foreign policies of Kazakhstan, and the economic and legal development of the country is not expected to inhibit the Company’s ability to continue as a going concern.

Insurance

An overall positive and stable economic outlook provide for a positive long term forecast for the insurance industry in Kazakhstan. Today there are approximately 100 insurance companies operating in the Republic of Kazakhstan. There are three state-owned insurance companies and nine that have foreign participation. Two of the largest insurance companies present in Kazakhstan are AIG and Allianz. As needed, the Company may insure any and all of its assets, transactions, business interruption, and/or third party liability in respect to property or Company’s operations.

Leases

The Company enters into long-term operating leases for its stores and its corporate office in Almaty, Kazakhstan. Terms of the leases are between three and fifteen years. Future minimum lease payments under non-cancelable leases with initial or remaining terms of one year or more as of December 31, 2009 are as follows:

For the Year Ended December 31,	Amount
2010	$2,827,969
2011	$2,368,956
2012	$2,120,905
2013	$1,917,304
2014	$1,784,557
Thereafter	$6,330,691
Total	$17,350,382

The Company incurred rent expense of approximately $7.8 million and $12.1 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively. The Company incurred rent expense of $13.2 million, $4.8 million, and $3.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Note 14– Stockholders’ Equity

During 2008 and 2009, the Company received $4,419,350 and $2,001,000 as voluntary capital contributions from a partner to fund the Company’s ongoing operations. The contributions carried no repayment terms or changes to the partnership agreement.

In connection with the acquisition of the Gros Chain of Supermarkets, LLP (see Note 17), Eldorado Invest Company (“Eldorado”) agreed to provide non-repayable financial assistance to SM Market, assist SM Market with finding legal counsel and investment bank with a goal to transform SM Market into a public company, and assist SM Market in formulating a business plan and a financial model. SM Market agreed to accept the recommendations and services of Eldorado, and to issue to Eldorado equity in the company that would serve as a holding company of SM Market and would eventually obtain the status of a public company. Such equity was issued to Eldorado by American Retail Group and was based on the amount contributed by Eldorado towards the purchase price of Gros. Accordingly, the Company recognized the $60,255,247 payment by Eldorado as a contribution of capital in its accompanying statement of stockholders’ equity during the year ended December 31, 2009.

Common Stock

The Company is authorized to issue one class of capital stock, to be designated as common stock. The total number of shares of common stock the Company is authorized to issue is 100,000,000, par value $.001 per share. The Company had 20,000,000 shares of its common stock outstanding at September 30, 2010 (unaudited), and 12,000,000 shares outstanding at December 31, 2009 and 2008.

During 2008 and 2009, SM Market shareholders contributed cash in the amount of $4,419,350 and $2,001,000, respectively. The amounts have been classified to additional paid-in capital during each period in the accompanying statement of stockholders’ equity.

The Company issued a total of 8,000,000 shares of common stock in 2010 in connection with the incorporation of American Retail Group, Inc., which was effective February 16, 2010.

Effective March 10, 2010, the Company consummated a transaction pursuant to a share exchange agreement with the shareholders of SM Market Retail, LLP (See Note 17). Pursuant to the share exchange agreement, the Company acquired all of the outstanding share capital of SM Market in exchange for the Company’s issuance of 12,000,000 shares of its common stock.

Note 15 – Taxes

Kazakh tax, currency and customs legislation are subject to varying interpretations, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Company may be challenged by the relevant regional and federal authorities. Recent developments in the Kazakh taxation environment suggest that the authorities are becoming more active in seeking to enforce, through the Kazakh court system, interpretations of tax legislation which may be different to authorities’ previous interpretations or practices. Differences and selective interpretations of tax regulations by various government authorities and inconsistent enforcement create further uncertainties in the taxation environment in the Republic of Kazakhstan.

Tax declarations together with related documentation, are subject to review and investigation by a number of authorities, each of which may impose fines, penalties and interest charges. Fiscal periods remain open to review by the authorities for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods. In addition, in some instances new tax regulations have taken retroactive effect. Additional taxes, penalties and interest which may be material to the position of the taxpayers may be assessed in the Republic of Kazakhstan as a result of such reviews.

In accordance with the laws and regulations of the Republic of Kazakhstan income taxes for 2008 fiscal year were calculated at the statutory rate of 30 percent. On December 10, 2008 a new tax code was adopted, which is effective from January 1, 2009. According to the new tax code, the corporate income tax rate was reduced from 30% to 20% for 2009, 17.5% for 2010 and 15% for 2011. However, due to the experienced economic crisis, the gradual reduction in the tax rate from 20% to 17.5% and 15% was postponed in October, 2009 until 2013. The regular rate of corporate income tax in the Republic of Kazakhstan was 30% in 2008, 20% in 2009 and 20% in 2010.

A reconciliation of the statutory income tax rate and the effective income tax rate for the years ended December 31, 2009 and 2008 is as follows:

	2009		2008
Statutory federal income tax rate	34%		34
Difference in foreign rate	(34	) %	(34)
Uncertain tax positions	20%		30
Effective income tax rate	20%		30

The components of the Company’s provision for income taxes are as follows:

	2009	2008
Current federal income tax	80,808	$34,885
Current foreign statutory tax	46,789	21,725
Deferred taxes	(18,255)	-
	109,342	$56,610

Uncertain tax positions

Effective July 1, 2007, the Company implemented FASB ASC Topic 740 Income Taxes (“FASB ASC 740”). The Company assesses tax positions in previously filed tax returns or tax positions expected to be taken in future tax returns that are reflected in measuring current or deferred tax assets and liabilities for interim and annual periods, based on the technical merits of the position. The Company applies a “more likely than not” basis (i.e. a likelihood greater than 50%), in accordance with FASB ASC 740-10, and recognize a tax provision in the financial statements for an uncertain tax position that would not be sustained. As of September 30, 2010 (unaudited), December 31, 2009 and 2008, the liability for uncertain tax positions reported on the consolidated balance sheets was $7,212,892, $5,635,806 and $2,382,339, respectively, and represents taxable income absent from the Company’s Kazakhstan tax returns.

The following table indicates the changes to the Company’s unrecognized tax benefits for the nine months ended September 30, 2010 (unaudited) and for the years ended December 31, 2009 and 2008 included in current liabilities.

Unrecognized Tax Benefits
Balance, December 31, 2007	$745,483

Additions	1,744,599
Foreign currency translation difference	(107,743)
Balance, December 31, 2008	2,382,339

Additions	3,828,374
Foreign currency translation difference	(574,907)
Balance, December 31, 2009	5,635,806

Additions	1,582,826
Foreign currency translation difference	(5,740)
Balance, September 30, 2010	$7,212,892

All of the amounts of unrecognized tax benefits reported affect the Company’s effective tax rate.

Value-added Tax

Value-added tax (“VAT”) was charged at 14% in 2007, 13% and 2008, and 12% in 2009 and 2010, on purchases made by the Company, and the Company obtains income tax credits for VAT paid in connection with the purchase of capital equipment and other goods and services employed in its operations. The Company is entitled to use the credits against its VAT payable or sales. Sales are recognized net of value-added tax in the accompanying consolidated statements of operations and other comprehensive income (loss) for all periods being reported. The Company had $2,528,474, $246,274 and $782,862 in VAT credits at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively.

Note 16 – Segment Information

The Company predominantly operates in one single business segment, being the retail business. The Company’s operations are located in Kazakhstan. Therefore, business activities are subject to the same risks and returns, and are addressed in the consolidated financial statements as one reportable segment.

Note 17 – Acquisitions

Business Combination with Gros Chain of Supermarkets, LLP

On January 1, 2009, pursuant to the terms of the Asset Purchase Agreement dated March 1, 2009, the Company completed its acquisition of Gros Chain of Supermarkets, LLP (“Gros”) through an asset purchase. Pursuant to the terms of the agreement, the Company acquired (a) lease commitments to 40 operating stores, (b) licenses and rights to operate the same 40 stores, (c) the rights to certain intellectual property including store operation licenses, (d) production and store equipment, and (e) inventory, for a purchase price and cash consideration made up of two components: (1) 4,900,709,337 KZT or $39,744,753 based on the exchange rate at the time of the transaction, and (2) $60,255,247. The $60,255,247 component was contributed by Eldorado Invest Company (“Eldorado”). Under the terms of the Asset Purchase agreement, Eldorado received controlling interest in SM Market for its contribution towards the purchase price of Gros. In connection with the transaction, the Company and Eldorado signed an agreement whereby Eldorado would assist in the expansion of SM Market’s retail chain and in transforming SM Market into a public company. Under the terms of the agreement, Eldorado agreed to provide non-repayable financial assistance to SM Market, assist SM Market with finding legal counsel and investment bank with a goal to transform SM Market into a public company, and assist SM Market in formulating a business plan and a financial model. SM Market agreed to accept the recommendations and services of Eldorado, and to issue to Eldorado equity in the company that would serve as a holding company of SM Market and would eventually obtain the status of a public company. Such equity was issued to Eldorado by American Retail Group and was based on the amount contributed by Eldorado towards the purchase price of Gros. Accordingly, the Company recognized the $60,255,247 payment by Eldorado as a contribution of capital in its accompanying statement of stockholders’ equity during the year ended December 31, 2009.

The operating results of Gros are included in the accompanying consolidated statements of operations from the acquisition date, which is January 1, 2009 based on the date when control of the Gros store operations was transferred to the Company.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the exchange rates at the date of acquisition:

Inventory	$19,555,652
Equipment	44,049,334
Below-market leases	3,033,500
Goodwill	52,917,166
Accounts payable	(19,555,652)
Purchase price	$100,000,000

The acquisition of Gros was part of the Company’s strategic growth plan. Below-market leases relate to store leases assumed in connection with the acquisition. The goodwill arose from the excess of the purchase price and represents the value that the Company paid in the ongoing business. Changes in the value of goodwill between January 1, 2009 and September 30, 2010 is due to translation of the balance from the subsidiary’s functional currency to the Company’s reporting currency, the changes being recorded through other comprehensive income. The acquisition of Gros allowed the Company to synergize the assets of Gros with its own continuing brand and business.

The following table presents the estimated unaudited pro forma consolidated results as if the business combination occurred as of January 1, 2008. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of January 1, 2008:

Net revenue	$317,852,496
Cost of revenue	233,394,971
Gross profit	84,457,525
Income from operations	20,498,738
Net income	$27,000,254

Reverse Acquisition

Effective March 10, 2010, the Company consummated transactions pursuant to a share exchange agreement with the shareholders of SM Market Retail, LLP. Pursuant to the share exchange agreement, the Company acquired all of the outstanding share capital of SM Market in exchange for the Company’s issuance of 12,000,000 shares of its common stock. The exchange of shares with the SM Market shareholders was accounted for as a reverse acquisition under the acquisition method of accounting, since SM Market obtained control of the Company. Accordingly, the merger of the SM Market into the Company was recorded as a recapitalization of SM Market, SM Market being treated as the continuing entity. The historical financial statements presented are the financial statements of SM Market. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net liabilities of the legal acquirer (American Retail Group, Inc.) were $0.

Note 18 – Subsequent Events

The Company has evaluated all subsequent events that occurred up to the time of the Company's issuance of its financial statements.

Note 19 – Selected Quarterly Financial Information (unaudited)

	Quarterly Periods Ended
	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009	2009
Revenue	$69,005,856	$62,126,792	$46,229,452	$42,239,463
Gross profit	$16,199,274	$15,324,129	$17,546,767	$17,874,278
Income from operations	$3,823,845	$2,869,536	$10,032,807	$4,768,191
Other income (expense)	$(618,782)	$(611,826)	$(616,197)	$(679,644)
Net income	$2,564,050	$1,806,168	$7,533,288	$3,270,838
Earnings per share	$2.14	$1.51	$6.28	$2.73

	Quarterly Periods Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008
Revenue	$24,250,444	$24,167,038	$22,799,797	$24,791,687
Gross profit	$6,791,372	$7,239,111	$6,796,806	$6,752,506
Income from operations	$1,039,002	$1,878,322	$1,981,409	$2,085,389
Other income (expense)	$(271,725)	$(300,831)	$(279,857)	$(312,515)
Net income	$537,094	$1,104,244	$1,191,086	$1,241,012
Earnings per share	$0.45	$0.92	$0.99	$1.03

Resource Acquisition Group, Inc.
and American Retail Group, Inc.
 Pro Forma Combined Financial Statements
(unaudited)

Contents

Page
Pro Forma Combined Financial Statements:

Pro Forma Combined Balance Sheet as of September 30, 2010 (unaudited)	F-22

Pro Forma Combined Statements of Operations for the nine months September 30, 2010 (unaudited)	F-23

Pro Forma Combined Statements of Operations for the year ended December 31, 2009 (unaudited)	F-24

Notes to Pro Forma Combined Financial Statements (unaudited)	F-25

Resource Acquisition Group, Inc.
and American Retail Group, Inc.
Pro forma Combined Balance Sheet
As of September 30, 2010
(unaudited)

	Resource Acquisition	American Retail	Pro forma		Pro forma
	Group, Inc. (1)	Group, Inc. (2)	Adjustments		Combined
	(historical)	(historical)

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$1,824	$4,601,063	$-	;b	$4,602,887
Accounts receivable	-	2,338,352	-		2,338,352
Advances to suppliers	-	3,624,529	-		3,624,529
VAT credits	-	2,528,474	-		2,528,474
Inventory	-	21,794,781	-		21,794,781
Other current assets		713,585	-		713,585

TOTAL CURRENT ASSETS	1,824	35,600,784	-		35,602,608

Property and equipment, net	-	68,455,708	-		68,455,708
Intangible assets, net	-	2,550,000	-		2,550,000
Goodwill	-	43,586,519	-		43,586,519
Equipment advances		238,413			238,413
Debt issue costs	-	88,905	-		88,905

TOTAL ASSETS	$1,824	$150,520,329	$-		$150,522,153

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$148,760	$25,229,357	$-		$25,378,117
Liability for uncertain tax positions	-	7,212,892	-		7,212,892
Line of credit, current	-	3,842,854	-		3,842,854
Loan payable, carrying value, current	-	17,034,000	-		17,034,000
Notes payable, officer	85,500	-	-		85,500

TOTAL CURRENT LIABILITIES	234,260	53,319,103	-		53,553,363

Convertible note payable	-	1,201,000			1,201,000

TOTAL LIABILITIES	234,260	54,520,103	-		54,754,363

STOCKHOLDERS' EQUITY (DEFICIT)					-
Preferred stock	-	-	-		-

Common Stock	84	20,000			20,084

Additional paid in capital	151,871	70,897,100	(384,391)	a	70,664,580

Accumulated other comprehensive income (loss)	-	(16,385,630)			(16,385,630)
Retained Earnings (accumulated deficit)	(384,391)	41,468,756	384,391	a	41,468,756

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(232,436)	96,000,226	-		95,767,790

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,824	$150,520,329	$-		$150,522,153

	-	-	-		-

(1) Source: unaudited financial statements of Resource Acquisition Group, Inc. as of September 30, 2010 included in Form 10Q
(2) Source: unaudited financial statements of American Retail Group, Inc. as of September 30, 2010 included elsewhere in this Form 8K.

See accompanying notes to pro forma combined financial statements

Resource Acquisition Group, Inc.
and American Retail Group, Inc.
Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2010
(unaudited)

	Resource Acquisition	American Retail	Pro forma	Pro forma
	Group, Inc. (1)	Group, Inc. (2)	Adjustments	Combined
	(historical)	(historical)

Net Revenue	$-	$128,301,273	$-	$128,301,273

Cost of Revenue	-	96,859,372	-	96,859,372

Gross Profit	-	31,441,901	-	31,441,901

Operating expenses:
Selling expenses	-	17,703,871	-	17,703,871
General and administrative expenses	51,477	4,162,478	-	4,213,955

Total operating expenses	51,477	21,866,349	-	21,917,826

Income (loss) from operations	(51,477)	9,575,552	-	9,524,075

Non-operating income (expense):
Foreign exchange transaction loss	-	(300)	-	(300)
Interest expense	(7,923)	(1,927,627)	-	(1,935,550)

Total non-operating income (expense):	(7,923)	(1,927,927)	-	(1,935,850)

Income (loss) before income tax	(59,400)	7,647,625	-	7,588,225

Provision for income taxes	-	1,582,826	-	1,582,826

Net income (loss)	$(59,400)	$6,064,799	-	6,005,399

Earnings (loss) per common share	$(0.71)			$0.30

Weighted average shares outstanding	83,880			20,083,880

(1) Source: unaudited financial statements of Resource Acquisition Group, Inc. included in Form 10Q for the nine months ended September 30, 2010.
(2) Source: unaudited financial statements of American Retail Group, Inc. for the nine months ended September 30, 2010 included elsewhere in this Form 8K.

See accompanying notes to pro forma combined financial statements

Resource Acquisition Group, Inc.
and American Retail Group, Inc.
Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2009
(unaudited)

	Resource Acquisition	American Retail	Pro forma	Pro forma
	Group, Inc. (1)	Group, Inc. (2)	Adjustments	Combined
	(historical)	(historical)

Net Revenue	$-	$218,526,896	$-	$218,526,896

Cost of Revenue	-	151,473,036	-	151,473,036

Gross Profit	-	67,053,860	-	67,053,860

Operating expenses:
Selling expenses	-	25,524,819	-	25,524,819
General and administrative expenses	42,771	20,075,768	-	20,118,539

Total operating expenses	42,771	45,600,587	-	45,643,358

Income (loss) from operations	(42,771)	21,453,273	-	21,410,502

Non-operating income (expense):
Other income (expense), net	-	(161)	-	(161)
Interest income	-	443	-	443
Interest expense	(13,641)	(2,311,682)	-	(2,325,323)

Total non-operating (expense) income	(13,641)	(2,311,400)	-	(2,325,041)

Income (loss) before provision for income taxes	(56,412)	19,141,873	-	19,085,461

Income tax	-	3,828,374	-	3,828,374

Loss from continuing operations	(56,412)	15,313,499	-	15,257,087

Loss from discontinued operations, net of tax	(18,205)	-		(18,205)

Net gain on sale of subsidiary, net of tax	192,788	-		192,788

Net income (loss)	$118,171	$15,313,499	$-	$15,431,670

Basic and diluted earnings (loss) per common share
From continuing operations	$(1.05)			$0.76
Discontinued operations	$(0.34)			$(0.00)
Gain on disposition of subsidiary	$3.59			$0.01

Weighted average shares outstanding	53,653			20,053,653

(1) Source: audited financial statements of Resource Acquisition Group, Inc. for the year ended December 31, 2009 included in Form 10K.
(2) Source: audited financial statements of American Retail Group, Inc. for the year ended December 31, 2009 included elsewhere in this Form 8K.

See accompanying notes to pro forma combined financial statements

Resource Acquisition Group, Inc.
and American Retail Group, Inc.
Notes to Pro form Combined Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying pro forma combined balance sheet presents the accounts of Resource Acquisition Group, Inc. (“Resource Acquisition Group”) and American Retail Group, Inc. (“ARG”) as if the acquisition of ARG by Resource Acquisition Group occurred on September 30, 2010.  The accompanying pro forma combined statement of operations present the accounts of ARG and Resource Acquisition Group for the nine months ended September 30, 2010 and for the year ended December 31 2009, as if the acquisition occurred on January 1, 2009.  For accounting purposes, the transaction is being accounted for as a recapitalization of ARG.

The following adjustments would be required if the acquisition occurred as indicated above:

a.	To eliminate accumulated deficit of Resource Acquisition Group as ARG is deemed to be the accounting acquirer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2011

Resource Acquisition Group, Inc.

By:	/s/ Soledad Bayazit
Soledad Bayazit
Chief Executive Officer